Exhibit 2.1
ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of June 19, 2006, by and among those purchasers identified on the signature pages hereto (each, individually, a “Purchaser” and collectively, “Purchasers”), The Lifeline Health Group, Inc., a Kentucky corporation (“Parent”), Lifeline Health Care, Inc. d/b/a Lifeline Home Health Care, a Kentucky corporation (“Lifeline”), Lifeline Health Care of Kentucky, Inc., a Kentucky corporation (“Lifeline Kentucky”), Lifeline Health Care of Kentucky #3, Inc., a Kentucky corporation (“Lifeline KY #3”), Lifeline Health Care of Central Kentucky, Inc., a Kentucky corporation (“Lifeline Central KY”), Lifeline Health Care of Kentucky #2, Inc., a Kentucky corporation (“Lifeline KY #2”) and Lifeline Private Duty Services, Inc., a Kentucky corporation (“Lifeline Private Duty”) (Parent, Lifeline, Lifeline Kentucky, Lifeline KY #3, Lifeline Central KY, Lifeline KY #2, and Lifeline Private Duty, each, individually, a “Seller” and collectively, “Sellers”), certain owners of Parent listed on the signature page to this Agreement (collectively the “Owners” and each, individually, an “Owner”), and, solely with respect to Section 5.16 of this Agreement, Lifeline Management, Inc., a Kentucky corporation (“Lifeline Management”).
Preamble
     WHEREAS, Sellers conduct home nursing and private duty nursing operations in the Commonwealth of Kentucky (collectively, the “Business”); and
     WHEREAS, Sellers desire to sell to Purchasers and Purchasers desire to purchase from Sellers substantially all of the properties, assets and contractual rights used in or related to the operation or conduct of the Business on the terms and conditions set forth in this Agreement (the “Acquisition”);
     WHEREAS, concurrent with the execution of this Agreement, as an inducement to the willingness of Purchasers to enter into this Agreement, (i) James T. Wilson and Steward A. Framer have entered into employment agreements (the “Employment Agreements”); and (ii) Sellers and certain of the Owners have entered into Restrictive Covenant Agreements (the “Restrictive Covenant Agreements”). Copies of those agreements referenced in (i) and (ii) above are attached hereto and become effective automatically with the Closing;
     WHEREAS, this Agreement must be approved by Sellers and by the affirmative vote of the holders of at least a majority of the outstanding shares of Parent’s common stock, which will each occur on the date hereof and, with respect to Parent, shall be effected by means of an action taken by written consent in accordance with Section 271B.7-040 of the Kentucky Business Corporation Act, such approvals to be held in escrow until their delivery to Purchasers on the Closing Date;
     WHEREAS, LHC Group, Inc. (“LHC”) is the ultimate parent company of Purchasers; and
     WHEREAS, certain terms used in this Agreement are defined in Article 10.
     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE 1
PURCHASE OF RIGHTS AND ASSETS
     1.1 Agreement to Purchase and Sell. Subject to the terms and conditions set forth herein and except for the Retained Assets, at the Closing, but effective as of the Effective Time, Sellers agree to sell, convey, transfer, assign and deliver to Purchasers, and Purchasers agree to purchase, all of Sellers’ right, title and interest in and to the properties, rights and assets owned by Sellers and used or held for use in the operation of the Business, directly or indirectly, in whole or in part, of every type and description, real, personal or mixed, tangible and intangible, wherever located and whether or not reflected on the books of Sellers (collectively, the “Rights and Assets”), free and clear of all Liens whatsoever, including but not limited to the following:
     (a) All inventory and tangible personal property used or held for use in the operation of the Business, including all furniture, machinery, office furnishings, equipment, supplies, fixtures, consumables and leasehold improvements existing at the Effective Time, including all rights of Sellers against manufacturers or sellers or lessors of such inventory and tangible personal property (including Sellers’ rights to receive refunds or rebates);
     (b) To the extent transferable and subject to applicable regulatory approvals, each of Sellers’ authorizations, permits, licenses (including all applicable certificates of need), accreditations and all operating rights derived therefrom, including any and all “grandfathered rights”, and provider numbers necessary to operate the Business;
     (c) All leases set forth on Schedule 1.1(c) hereto, lease purchase arrangements and license agreements pursuant to which Sellers lease or license any real or personal property used in the Business, including any and all security and other deposits, advance rents and any other payments made thereunder prior to the Effective Time for the benefit or to the account of Sellers;
     (d) All contracts and agreements listed on Schedule 1.1(d) relating to the Business, including the right to acquire from Lifeline KY #2 all rights to the Home Health Agency Agreement for Provision of Management and Billing Services, dated September 30, 2003 (the “Agency Agreement”);
     (e) All other intangible assets of Sellers relating to the operation of the Business including, but not limited to all telephone numbers that are used specifically in the operation of the Business, proprietary rights, going concern value and the goodwill of Sellers in or arising from the operation of the Business;
     (f) All prepaid items specifically related to the Business including, without limitation, all equipment, utility and other deposits (including those held by third parties) existing at the Effective Time, but excluding any amounts refunded to Sellers relating to workers’ compensation arising out of periods prior to the Closing Date;
     (g) All patient lists and patient medical or operating records (subject to applicable law), employment records, medical staff roster and files, customer lists, and customer contracts;
     (h) All books, records and documents (or copies thereof where appropriate) related to operation of the Business, excluding Sellers’ tax returns, bank account records, corporate records and minute books;

     (i) Any and all other assets and properties of whatever type or description, which are (i) reflected the latest Financial Statements (except to the extent any such assets and properties have been disposed of in the ordinary course of business since the date of the most recent Financial Statements), or (ii) otherwise used or useful primarily in the operation of the Business.
Notwithstanding the foregoing, the transfer of the Rights and Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Rights and Assets unless expressly assumed by Purchasers in Section 1.7.
     1.2 Loans to Sellers.
     (a) Immediately prior to the Closing, Purchasers shall advance Sellers, via a wire transfer in immediately available funds, a loan (the “ESOP Loan”) in the amount of those funds required to redeem the shares of Parent’s stock (the “Redemption”) held pursuant to the terms of the Amended and Restated Lifeline Health Care, Inc. (d/b/a Lifeline Home Health Care) Employee Stock Ownership Plan (the “ESOP”). The ESOP Loan shall be documented in the form of a Promissory Note between Purchasers and Sellers, such form to be mutually agreed upon by the parties. As conditions precedent to the receipt of the ESOP Loan, Purchasers (i) shall be satisfied, in their sole discretion, that the conditions set forth in Article 6 of this Agreement are able to be satisfied by Sellers and/or the Owners, as applicable, and (ii) shall have received an acknowledgement from the trustee for the ESOP (the “ESOP Trustee”) that the per share consideration for the shares redeemed (the “Redemption Price”), based upon the recent valuation of the shares obtained by the ESOP Trustee, constitutes fair value for the shares and confirming receipt of the aggregate Redemption Price (via the ESOP Loan) for all shares held by the ESOP (the “ESOP Acknowledgement”). At the Closing, the ESOP Loan shall be paid by Sellers in full by deducting the amount of the ESOP Loan from the Purchase Price in accordance with Section 1.3. The ESOP Loan shall bear no rate of interest.
     (b) On the Closing Date, Purchasers shall advance Sellers, via a wire transfer in immediately available funds, a loan in the amount of Seven Hundred Fifty Thousand Dollars ($750,000.00) (the “TPA Litigation Loan”) to satisfy a portion of the claims then-outstanding under the employee welfare benefit plan created and maintained by Parent and Lifeline (the “Lifeline Health Claims”). The TPA Litigation Loan shall be placed in a fund (the “TPA Litigation Fund”), administered by the trustee identified in the TPA Litigation Trust Fund Agreement (the “Trustee”), in a form to be mutually agreed upon by Purchasers, Sellers, the Owners, the Seller/Owner Representative, and the Trustee prior to Closing (the “TPA Litigation Trust Fund Agreement”), which amount shall be held and disbursed in accordance with the terms of such TPA Litigation Trust Fund Agreement. The TPA Litigation Loan shall be documented in the form of a Promissory Note between Purchasers and Sellers, such form to be mutually agreed upon by the parties, which shall bear interest at the prime rate. Purchasers advance of the TPA Litigation Loan shall be secured by (i) that portion of the Indemnification Escrow Amount equal to the TPA Litigation Loan, as set forth in the Indemnification Escrow Agreement, and (ii) maintaining a security interest in any monies received by Sellers or any Owner relating to the settlement of the Lifeline Health Claims, provided, however that Purchasers’ security interest in any such settlement proceeds shall not exceed the amount of the TPA Litigation Loan. In addition, Purchasers shall maintain a security interest in all of the assets of Sellers in order to secure the obligations under the Promissory Note delivered in connection with the TPA Litigation Loan. As a condition precedent to the receipt of the TPA Litigation Loan, Purchasers shall have received executed copies of the Indemnification Escrow Agreement and documentation of the security interests set forth above. At the Closing, Sellers shall contribute Seven Hundred Fifty Thousand Dollars ($750,000.00) to the TPA Litigation Fund (the “Sellers’ TPA Litigation Fund Contribution”) by deducting the amount of the Sellers’ TPA Litigation Fund Contribution from the Purchase Price in accordance with Section 1.3.
     1.3 Purchase Price. The total consideration for the Rights and Assets shall be Fifteen Million Dollars ($15,000,000.00) plus those prepaid amounts identified on Schedule 1.3 hereto and minus the ESOP Loan (the “Purchase Price”) payable on the Closing Date as follows:
     (a) The Indemnification Escrow Amount (as defined in Section 9.8) shall be delivered by wire transfer in immediately available funds into escrow to be held and administered by the escrow agent in accordance with the terms of the Indemnification Escrow Agreement (as defined in Section 9.8).
     (b) The Sellers’ TPA Litigation Fund Contribution shall be delivered by wire transfer in immediately available funds into the TPA Litigation Fund to be held and administered by the Trustee in accordance with the terms of the TPA Litigation Trust Fund Agreement.
     (c) Wire transfers in immediately available funds to the United States Department of Justice (the “DOJ”) in settlement of those liabilities arising out of that certain Corporate Integrity Agreement entered into by Parent on October 25, 2001 (the “Corporate Integrity Agreement”).
     (d) Wire transfers in immediately available funds to the Owners in the amount of Nine Hundred Thousand Dollars ($900,000.00) to satisfy Purchasers’ payment obligations under the Restrictive Covenant Agreements and/or Employment Agreements.
     (e) Wire transfers in immediately available funds to satisfy those third party indebtedness obligations of the Sellers identified on Schedule 1.3(e).
     (f) Wire transfers in immediately available funds to acquire or fully fund a health plan that will fully satisfy the COBRA obligations to the Non-Hired Employees, if any are found to exist pursuant to Section 5.17 hereof.
     (g) An amount equal to the Purchase Price minus those amounts set forth in Sections 1.3(a) through and (f) above will be delivered on the Closing Date by Purchasers to Sellers as a cash payment by wire transfer of immediately available funds to such account or accounts specified by Sellers.
     1.4 Retained Assets.
     (a) The parties expressly agree that excluded from the Rights and Assets purchased by Purchasers hereunder are (i) all cash, cash equivalents and cash accounts of Sellers (except as provided in Section 1.1(e)), (ii) Sellers’ tax returns, bank account records, corporate records and minute books, (iii) all accounts receivable of Sellers arising in connection with the operation of the Business prior to the Effective Time (subject to Section 1.4(b) and Section 1.10(a)); (iv) all insurance policies of Sellers and any unearned premiums or refunds thereunder; (v) all income tax refunds and Medicare and Medicaid bad debt recovery claims; (vi) all rights and assets of any employee benefit plan maintained by, or covering employees of, Sellers; (vii) title to real estate owned by any Seller (unless otherwise provided); (viii) proprietary software; (ix) corporate names, trade and service marks; (x) all rights and assets held by Parent, Lifeline Management, Inc., Lifeline Limited Mexico LLC, Lifeline Health Care of Southwest Florida, Inc., Lifeline Health Care of Central Florida, Inc., Lifeline Health Care of South Florida, Inc., Lifeline Health Care of Northeast Florida, Inc., and Lifeline Health Care of North Florida, Inc.; and (xi) any other assets listed on Schedule 1.4 hereto (collectively the “Retained Assets”). The parties agree that the accounts receivable arising in connection with the operation of the Business as of and after the Effective Time will be created for the benefit of, and owned by, Purchasers, subject to Section 1.4(b) and Section 1.10(a).
     (b) Purchasers agrees to remit to Sellers any funds or checks received for services rendered by the Business prior to the Effective Time within ten (10) business days of receipt of such funds or checks. Sellers agree to remit to Purchasers any funds or checks received for services rendered by the Business after the Effective Time within ten (10) business days of receipt of such funds or checks.
     1.5 Allocation of Purchase Price. With respect to each acquired trade or business (within the meaning of Section 1060 of the Code and the treasury regulations promulgated thereunder) acquired under this Agreement, all amounts constituting consideration within the meaning of, and for the purposes of, Section 1060 of the Code and the treasury regulations thereunder shall be allocated among the assets and any other rights acquired by each Purchaser hereunder related to such trade or business in the manner required by Section 1060 of the Code and the treasury regulations issued thereunder and all applicable laws. Within sixty (60) calendar days after the Closing Date, each Purchaser shall prepare and provide the Seller/Owner Representative, on behalf of the Seller from whom such Purchaser has acquired the trade or business contemplated hereunder, with a schedule (the “Allocation Schedules”) allocating all such amounts as provided herein. Each Allocation Schedule shall be final and binding on the parties thereto. Each of the parties shall (a) prepare and timely file all Tax Returns, including, without limitation, Form 8594 (and all supplements thereto) in a manner consistent with the applicable Allocation Schedule as finalized and (b) act in accordance with the applicable Allocation Schedule for all income Tax purposes. Each Purchaser shall prepare a revised Allocation Schedule to the extent necessary to reflect any post-Closing payment made pursuant to or in connection with this Agreement, and provide such revised Allocation Schedules to the Seller/Owner Representative.
     1.6 Retained Liabilities. Except as specifically set forth in Section 1.7, Sellers retain all Liabilities directly or indirectly arising out of or related to the operation of the Business prior to the Effective Time, whether such Liabilities are known or unknown, disclosed or undisclosed, matured or unmatured, accrued, absolute or contingent on and as of the Effective Time (collectively, the “Retained Liabilities”). Without limiting the generality of the preceding sentence, Purchasers shall not assume or become liable for any obligations or Liabilities of Sellers not specifically described in Section 1.7, including without limitation, the following:
     (a) Any Liability or obligation, including but not limited to Liabilities arising under Section 601 et. seq of ERISA or Code Section 4980B, or any Liabilities arising out of any employee benefit plan ever maintained by Sellers or covering employees of Sellers or to which Sellers have made any contribution or to which Sellers could be subject to any Liability, including, specifically, any Liability relating to or arising out of the Lifeline Health Claims;
     (b) Any Liability related to, arising out of, or in connection with the parties’ waiver of compliance with the bulk transfer provisions of the Uniform Commercial Code, or any similar statute as enacted in any jurisdiction, domestic or foreign (if applicable);
     (c) Any Liability or obligation arising out of any breach by Sellers prior to the Effective Time of any provision of the Sellers Agreements or any other contract to which any Seller is a party;
     (d) Any Liability of Sellers with respect to any claim or cause of action, regardless of when made or asserted, which arises (i) out of or in connection with the business and operations of

Sellers (including without limitation the Business) prior to the Effective Time, (ii) with respect to any goods or services provided by Sellers prior to the Effective Time, including without limitation, any Liability or obligation (A) pursuant to any express or implied representation, warranty, agreement, or guarantee made by Sellers or (B) imposed or asserted to be imposed by operation of law, in connection with any service performed or product designed, manufactured, sold, or leased by or on behalf of Sellers prior to the Effective Time, including without limitation, any claim related to any product delivered in connection with the performance of such service and any claims seeking to recover for consequential damage, lost revenue, or income, including pursuant to any doctrine of product liability, or (iii) out of or in connection with the business and operations of Sellers (including without limitation the Business) prior to the Effective Time under any Law;
     (e) Any Liability or obligation, arising prior to the Effective Time or as a result of the Acquisition, to any employee, agent, or independent contractor of Sellers, whether or not employed by Purchasers after the Effective Time, or under any benefit arrangement with respect thereto;
     (f) Any Liability of Sellers existing at the Effective Time, including any Liability related to any matter described in the Schedules to this Agreement and specifically any Liabilities arising out of the Corporate Integrity Agreement;
     (g) Any Liability or obligation for Taxes, whether disputed or not, existing at the Effective Time or as a result of the Acquisition or related to the operation of the Business prior to the Effective Time or related to Sellers’ other businesses prior to or after the Effective Time, except with regard to any Liabilities or obligations relating to Transfer Taxes levied on the transfer of the Rights and Assets as provided in Section 5.14 of this Agreement;
     (h) Any Liability for any overbillings made by Sellers or overpayments received by Sellers under any Medicare, Medicaid or any other government or private payor arrangement in respect of goods or services provided prior to the Effective Time, including all Liabilities relating to the Corporate Integrity Agreement and the ongoing audit by the Office of the Inspector General at the Department of Health and Human Services (the “OIG”) relating to certain billing matters (the “OIG Audit”);
     (i) All wages, commissions, vacation, holiday, workers’ compensation and sick pay obligations of Sellers with respect to their respective employees, agents or independent contractors accrued through the Effective Time and all bonuses and fringe benefits as to such employees accrued through the Effective Time, and all severance pay obligations of Sellers to employees resulting from Sellers’ consummation of the transactions contemplated by this Agreement; and
     (j) Any and all Liabilities arising out of or in connection with the Redemption and the adequacy of the consideration paid therefore in accordance with Section 1.2(a).
     1.7 Assumed Liabilities. Purchasers shall assume on and effective as of the Effective Time (a) the performance of obligations arising after the Effective Time under each of Sellers’ authorizations, permits, licenses (including all applicable certificates of need), accreditations and provider numbers necessary to operate the Business, to the extent transferable and subject to applicable regulatory approvals, (b) the payment and performance of obligations under those contracts and agreements identified on Schedules 1.1(c) and 1.1(d) hereto arising on and after the Effective Time, except to the extent any such obligations relate to a default, or an event which with notice or lapse of time or both would constitute a default, occurring before the Effective Time, and (c) the Liabilities set forth on Schedule 1.7(c) (collectively, the “Assumed Liabilities”).
     1.8 Time and Place of Closing.

     (a) The closing of the Acquisition (the “Closing”) will take place at the offices of Alston & Bird LLP, 1201 West Peachtree Street, Atlanta, Georgia, in no event later than three (3) business days after all conditions in Articles 6 and 7 have been satisfied or waived by the appropriate party in writing, or at such other time and place as the parties hereto may agree in writing (the date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”).
     (b) The parties hereto agree that should the Closing occur, the effective time and date of the transactions shall be 12:01 a.m., Eastern Standard Time on the Closing Date (the “Effective Time”).
     1.9 Deliveries. All deliveries, payments and other transactions and documents relating to the Closing (i) shall be independent and shall not be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent to the Closing), and (ii) shall be deemed to be consummated simultaneously.
     1.10 Prorations.
     (a) To the extent not otherwise prorated pursuant to this Agreement, all (i) water, sewer, electricity, gas and other utility charges, if any, applicable to the Business, (ii) rental charges payable or receivable and other payments or receipts applicable to the Rights and Assets, including under the Sellers Agreements, (iii) ad valorem taxes imposed upon any portion of the Leased Real Property, general assessments imposed with respect to the Leased Real Property and special assessments upon the Leased Real Property, whether payable in full or by installments prior to the Closing Date and (iv) ad valorem taxes imposed upon the Rights and Assets other than the Leased Real Property (collectively, the “Proration Items”) that relate, in whole or in part, to periods prior to the Effective Time, shall be apportioned to the Effective Time, and representatives of Sellers and Purchasers will examine all relevant books and records of the Business as of the Effective Time in order to make the determination of the apportionments. The net amount of all Proration Items will be settled and paid on the Closing Date. In the event that the amount of any of the Proration Items is not known by Sellers and Purchasers at the Closing, the proration shall be made based upon the amount of the most recent cost of such Proration Item to Sellers. After Closing, Purchasers and Sellers shall provide to the other written notice five (5) business days after receipt of each third party invoice relating to any Proration Item so estimated. Within ten (10) business days thereafter, Purchasers and Sellers each shall make any payments to the other that are necessary to compensate for any difference between the proration made at the Closing and the correct proration based on the third party invoice. Furthermore, the accounts receivable for Medicare home health patients undergoing a home health episode of care on the Closing Date shall be allocated between Sellers and Purchasers based on the days elapsed during the current episode as of and following the Closing Date. The accounts receivable for other home health patients shall be allocated between Sellers and Purchasers based on the dates of service prior to and following the Closing Date, respectively.

     (b) In the event that either the Sellers or Purchasers pays a Proration Item (the “Payor”) (other than if and to the extent included in the Assumed Liabilities) for which the other party (the “Payee”) is obligated in whole or in part under this Section 1.10, the Payor shall present to the Payee evidence of payment and a statement setting forth the Payee’s proportionate share of such Proration Item, and the Payee shall promptly pay such share to the Payor. In the event either party (the “Recipient”) receives payments, or the benefits of payments, of a Proration Item to which the other party (the “Beneficiary”) is entitled in whole or in part under this Agreement, the Recipient shall promptly pay such amount to the Beneficiary.
     1.11 Withholding Taxes. All payments made by Purchasers pursuant to or in connection with this Agreement shall be net of applicable withholding taxes, if any.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLERS
     Each Seller represents and warrants, jointly and severally, the following to Purchasers:
     2.1 Organization; Qualification; and Ownership.
     (a) Each Seller is duly organized, validly existing and in good standing as a corporation under the laws of the Commonwealth of Kentucky. Each Seller is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions set forth on Schedule 2.1(a), which are all of the states or other jurisdictions in which either ownership or use of the rights, assets and properties of Sellers (including the Rights and Assets), or conduct of the businesses of Sellers (including the Business), requires such qualification. Schedule 2.1(a) hereto contains the address (including city, county, state or other jurisdiction and zip code) of each location where any of the Rights and Assets are located and each trade name under which Sellers operate at such address and any additional business and trade names under which the Business has been operated at each such address or any other location in the five (5) years preceding the date of this Agreement.
     (b) Set forth on Schedule 2.1(b) hereto are the owners (beneficially and of record) of all of the outstanding capital stock of each Seller, which are held free and clear of all Liens. Except as set forth on Schedule 2.1(b), there are no other securities of any Seller outstanding, and no subscription, warrant, option, convertible security or other right (contingent or other) to purchase or acquire any interest in any Seller authorized or outstanding.
     2.2 Authority and Validity. Each Seller has the full power and authority necessary to: (i) execute, deliver and perform its obligations under the Acquisition Documents to be executed and delivered by Sellers, (ii) carry on the Business as it has been and is now being conducted, and (iii) own and lease the rights, properties and assets which it now owns or leases (including the Rights and Assets). The execution, delivery and performance of the Acquisition Documents have been duly authorized by all necessary action of the board of directors and the Owners of each Seller. The Acquisition Documents to which each Seller is a party have been or will be, as the case may be, duly executed and delivered by duly authorized officers of each Seller and constitute or will constitute the legal, valid and binding obligations of each Seller, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or other laws affecting creditors’ rights generally, or as may be modified by a court of equity.
     2.3 Absence of Conflicting Agreements or Required Consents. Except as set forth on Schedule 2.3, the execution, delivery and performance by Sellers of the Acquisition Documents to be executed and delivered by any Seller: (i) will not require the consent of or notice to any Regulatory Authority or any other third party; (ii) will not conflict with any provision of any Seller’s organizational documents (including articles or certificate of incorporation and bylaws); (iii) will not conflict with or result in a violation of any Law, ruling, judgment, order or injunction of any court or Regulatory Authority to which any Seller is subject or by which any Seller or any of its rights, assets or properties are bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any contract, agreement, instrument, license or permit to which any Seller is a party or by which any Seller or any of its rights, assets or properties are bound; and (v) will not create any Lien upon any of the Rights and Assets or any other of the rights, assets or properties of Sellers, or result in the acceleration of the maturity of any payment date of any of the Assumed Liabilities, or increase or adversely affect the obligations of Sellers under any of the Assumed Liabilities or the obligations of Purchasers under any of the Assumed Liabilities after the Effective Time.
     2.4 Governing Documents of Sellers, Books and Records. True and correct copies of the Certificate or Articles of Incorporation of each Seller and all amendments thereto (certified by the Secretary of State of the Commonwealth of Kentucky) and the bylaws of each Seller and all amendments thereto (certified by the Secretary of such Seller) have been provided to Purchasers. The books and records of Sellers related to the operation of the Business and minute books of Sellers have been made available to Purchasers and contain true, complete and accurate records of the operation of the Business and actions of Sellers.
     2.5 Financial Statements. Attached hereto as Schedule 2.5 are (a) the unaudited balance sheets of each Seller as of September 30, 2004 and 2005, and related unaudited statements of income, changes in equity and cash flows for each Seller for the years’ then ended, and (b) the interim, unaudited balance sheet of each Seller as of March 31, 2006, and related unaudited statements of income, changes in equity and cash flows for Sellers for the six-month period then ended (collectively, the “Financial Statements”). The Financial Statements are true, correct and complete, and, except as set forth on Schedule 2.5, have been prepared on an accrual basis, using consistent accounting practices for the periods and dates presented, in accordance with GAAP. The Financial Statements present fairly the financial position of Sellers as of the dates indicated and present fairly the results of the operations, changes in equity and cash flows of Sellers for the periods then ended. The Financial Statements have been prepared in accordance with the books and records of the Business, which have been properly maintained and are complete and correct in all material respects. No Seller has received any advice or notification that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the Financial Statements or the books and records, any properties, assets, Liabilities, revenues or expenses.
     2.6 Absence of Changes. Except as set forth on Schedule 2.6, and except as contemplated by this Agreement, since September 30, 2005, each Seller has conducted the Business only in the ordinary course, consistent with past practice, and no Seller has, with respect to the Business:
     (a) Suffered any material adverse change in its rights, assets, properties, Liabilities, reserves, business or operations;
     (b) Incurred any Liability of any nature other than items incurred in the ordinary course of business, consistent with past practices, or increased (or experienced any change in the assumptions underlying or the methods of calculating) any bad debt, contingency, or other reserve, other than in the ordinary course of business, consistent with past practice;
     (c) Paid, discharged or satisfied any Lien or Liability other than in the ordinary course of business, consistent with past practice;
     (d) Written off as uncollectible any account receivable other than in the ordinary course of business, consistent with past practice;
     (e) Compromised any debts, claims or rights or disposed of any of its rights, properties or assets other than in the ordinary course of business, consistent with past practice;
     (f) Made any change in any method of accounting or accounting practice;
     (g) Sold, assigned or transferred any tangible asset other than in the ordinary course of business, consistent with past practice, or any patents, trademarks, trade names, copyrights or other intangible assets;
     (h) Subjected any of its assets, tangible or intangible, to any Lien, except for Liens for current ad valorem taxes not yet due and payable;
     (i) Increased any salaries, wages or employee benefits or made any arrangement for payment of any bonus or special compensation for any employee of Seller other than in the ordinary course of business, consistent with past practice;
     (j) Hired, committed to hire or terminated any employee or medical director other than in the ordinary course of business, consistent with past practice;
     (k) Terminated or amended any contract, license or other instrument to which Seller is a party or suffered any loss or termination or threatened loss or termination of any existing material business arrangement or supplier;
     (l) Sold or otherwise transferred directly or indirectly, any interest in the Business; or
     (m) Agreed, whether in writing or otherwise, to take any action described in this Section 2.6.
     2.7 No Undisclosed Liabilities. Except as listed on Schedule 2.7 hereto, no Seller has any Liabilities with respect to the Business or the Rights and Assets, except for Liabilities reflected in the Financial Statements or incurred in the ordinary course of operating the Business, consistent with past practice, since the date of the most recent balance sheet included in the Financial Statements.
     2.8 Litigation and Claims. Except as listed on Schedule 2.8 hereto, (i) there are no claims, lawsuits, actions, arbitrations, or administrative or other proceedings pending against any Seller with respect or related to the Business or the Rights and Assets; (ii) to the knowledge of each Seller, no such claim, lawsuit, action, arbitration, or administrative or other proceeding is threatened; (iii) there are no governmental or administrative investigations or inquiries pending that specifically involve the Business or the operation thereof or the Rights and Assets; and (iv) there are no judgments against or consent decrees binding on any Seller with respect to the Business or the Rights and Assets or, to the knowledge of each Seller, any licensed professional employed by, contracted for or otherwise relating to the Business.

     2.9 No Violation of Law.
     (a) With respect to the operation of the Business, no Seller has been or is currently in violation of any applicable Law, order, injunction or decree, or any other requirement of any Regulatory Authority or court binding on it, or relating to the Business or its advertising, sales or pricing practices relating to the Business.
     (b) With respect to the operation of the Business, no Seller is currently subject to any fine, penalty, Liability or disability as the result of a failure to comply with any requirement of a Law, order, injunction or decree, or any other requirement of any Regulatory Authority or court, and no Seller has received any notice of such noncompliance.
     2.10 Property.
     (a) Schedule 2.10(a) sets forth a list of all items of personal, tangible and intangible property related to the Business and the Rights and Assets of Sellers and having an original or replacement cost or value greater than One Thousand Dollars ($1,000.00). Except as set forth on Schedule 2.10(a), Sellers: (i) have good and valid title to all of the Rights and Assets; (ii) own the Rights and Assets free and clear of all Liens (except for current year ad valorem taxes which are not yet due or payable); and (iii) will, upon the Closing, convey good and valid title to the Rights and Assets to Purchasers free and clear of any and all Liens. All of the Rights and Assets being acquired by Purchasers, whether owned or leased, are in the possession and control of Sellers and are located at the premises currently used for the operation of the Business.
     (b) Sellers’ properties and assets used in connection with the Business (including all the Rights and Assets) are in good operating condition and repair, ordinary wear and tear excepted, and, except as set forth on Schedule 2.10(b), the Rights and Assets include all rights, properties, interests in properties and assets necessary to permit Purchasers to continue the Business after the Effective Time as presently conducted.
     (c) Schedule 2.10(c) contains a complete and correct list of all trademarks, trade names, service marks, service names, brand names, copyrights, technology rights and licenses, know-how, software and patents, registrations thereof and applications therefor, and any other intellectual property used by Sellers in the operation of the Business, together with a complete list of all licenses granted by or to Sellers with respect to any of the foregoing.
     (d) Except as set forth in Schedule 2.10(d), Sellers do not own any (1) shares of capital stock, membership interests or other securities of any Person, or (2) subscription, warrant, option, convertible security or other right (contingent or other) to purchase or acquire any shares of capital stock, membership interests or other securities of any Person.
     (e) No Seller owns any right, title or interest in any real property other than under leases listed on Schedule 2.11 (the real property that is the subject of those leases is hereinafter referred to as the “Leased Real Property”). Schedule 2.10(e) contains a true and correct list of each parcel of Leased Real Property and a summary description of all buildings, structures, fixtures and other improvements located on each parcel of Leased Real Property. All buildings, structures, fixtures and other improvements on the Leased Real Property conform in all material respects to all applicable Laws and use restrictions, and the property is zoned for the various purposes for which the Leased Real Property and buildings, structures, fixtures and other improvements thereon are presently being used. No Seller has received any written notice within the past 24 months of any pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting the Leased Real Property. There is no private restrictive covenant or governmental use restriction (including zoning) on all or any portion of the Leased Real Property that prohibits the current use of the Leased Real Property. All licenses, permits and approvals required for the occupancy and operation of the Leased Real Property (with appurtenant parking uses) as presently being used have been obtained and are in full force and effect and no Seller has received any notice of violations in connection with such items. None of the Sellers have subleased, licensed or otherwise granted anyone the right to use or occupy the Leased Real Property or any portion thereof, or collaterally assigned or granted any other security interest in any such lease or any interest therein. There is no breach or default by any Seller nor, to each Seller’s knowledge, any other party thereto, under any Liens which may affect the Leased Real Property or any portion thereof which are to be performed or complied with by the owner of the Leased Real Property, and no condition or circumstance exists which, would constitute a breach or default by any Seller nor, to each Seller’s knowledge, any other party thereto, under any such Liens. There are no Liens affecting any Leased Real Property which could reasonably be expected to materially impair the use and operation of such Leased Real Property in the conduct of the Business as presently conducted.
     2.11 Contracts and Commitments.
     (a) Schedule 2.11 contains, with respect to the Business, a complete and accurate list of all contracts, agreements, commitments, instruments and obligations (whether written or oral, contingent or otherwise) of Sellers (the “Sellers Agreements”) involving:
          (i) The lease, as lessee or lessor, or license (as licensee or licensor) of any real or personal property (tangible or intangible);
          (ii) The employment or engagement of any employee, consultant or agent, other than those terminable at will without severance obligation;
          (iii) The purchase of supplies or products from, or for the performance of services by, a third party in excess of One Thousand Dollars ($1,000.00) in any individual case;
          (iv) The sale of supplies or products, or for the performance of services, by any Seller in excess of One Thousand Dollars ($1,000.00) in any individual case;
          (v) The incurrence of indebtedness or the making of any loans;
          (vi) Any license, franchise or distributorship, or copyright, or any ideas, technical assistance or other know-how of or used by any Seller;
          (vii) Capital expenditures or the acquisition or construction of fixed assets requiring payment by any Seller of Five Thousand Dollars ($5,000.00) individually, or Ten Thousand Dollars ($10,000.00) in the aggregate;
          (viii) The grant to any third party of a Lien on all or any material part of any assets;
          (ix) Any joint venture or partnership or other contract providing for the sharing of profits;

          (x) Any arrangement limiting the freedom of any Seller or any of its affiliates to compete in any manner in the Business or requiring any Seller or any of its affiliates to share profits of the Business;
          (xi) Any arrangement related to the Business that is not in the ordinary course of business;
          (xii) Any arrangement related to the Business involving any affiliate of Sellers, including, without limitation, any agreement between an Owner and a Seller related to the Business;
          (xiii) Any agreement between any Seller and any third party payor; and
          (xiv) Any other arrangement that requires performance for a period of more than 90 days or that requires payments in excess of One Thousand Dollars ($1,000.00).
     (b) Sellers have delivered to Purchasers true and complete copies of all of the Sellers Agreements included among the Assumed Liabilities and such others as have been requested by Purchasers. Except as indicated on Schedule 2.11, the Sellers Agreements are valid and effective in accordance with their terms, and there is not under any of such Sellers Agreements (i) any existing or claimed default or breach by a Seller or event which, with the notice or lapse of time or both, would constitute a default or breach by a Seller or (ii) to the knowledge of Sellers, any existing or claimed default or breach by any other party or event which with notice or lapse of time, or both, would constitute a default or breach by any such party. Except as indicated on Schedule 2.11, the continuation, validity and effectiveness of the Sellers Agreements will not be affected by the Acquisition, and the Acquisition will not result in a breach of, or default under, or require the consent of any other party to, any of the Sellers Agreements. There is no actual or, to the knowledge of Sellers, threatened termination, cancellation or limitation of any Sellers Agreements. To the knowledge of Sellers, there is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any other party to any of the Sellers Agreements.
     2.12 Employment and Labor Matters.
     (a) Schedule 2.12(a) sets forth a list of full-time and part-time employees of Sellers who are engaged in the operation of the Business. Sellers have provided Purchasers a true and accurate list of each such employee’s salary and benefit information.
     (b) Except as set forth on Schedule 2.12(b) hereto, in respect of the Business, each Seller is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, including without limitation, ERISA, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act, Executive Order 11246, the Fair Labor Standards Act and the Rehabilitation Act of 1973 and all regulations under such acts (collectively, the “Labor Laws”), and no Seller is liable for any liabilities, judgments, decrees, orders, arrearage of wages or Taxes, fines or penalties for failure to comply with any of the Labor Laws.
     (c) Except as disclosed on Schedule 2.12(c), with respect to the Business:

          (i) There are no (and have been no) charges, governmental audits, investigations, administrative proceedings or complaints concerning any Seller’s employment practices pending or, to the knowledge of Sellers, threatened before any Regulatory Authority or court, and, to the knowledge of Sellers, no basis for any such matter exists;
          (ii) To the knowledge of Sellers, there are no (and have been no) inquiries, investigations or monitoring of activities of any licensed, registered, or certified professional personnel employed by, credentialed or privileged by, or otherwise affiliated with Sellers pending or threatened by any state professional board or agency charged with regulating the professional activities of health care practitioners;
          (iii) No Seller is a party to any union or collective bargaining agreement or any other agreement regarding the rates of pay or working conditions of any employees of such Seller, and, to the knowledge of Sellers, no union attempts to organize the employees of any Seller have been made, and, to the knowledge of Sellers, there are no such attempts now threatened; and
          (iv) No Seller has experienced any organized slowdown, work interruption, strike, or work stoppage by its employees.
     (d) Sellers have not effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Sellers; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Sellers; and Sellers have not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Law. None of Sellers’ employees has suffered an “employment loss” (as defined in the WARN Act) more recently than six months prior to the Closing Date.
     2.13 Employee Benefit Matters.
     (a) The employee benefit plans and agreements listed on Schedule 2.13(a) are the only employee benefit plans and agreements maintained by Sellers or their ERISA Affiliates for the benefit of their employees, former employees, their dependents or beneficiaries, agents or other independent contractors that are engaged in the operation of the Business, including without limitation, (i) all pension, retirement, profit-sharing, stock bonus plans or other similar programs intended to comply with sections 401 and 501 of the Internal Revenue Code, (ii) any affirmative action plans or programs, (iii) current and deferred compensation, severance, vacation, stock purchase, stock option, bonus and incentive compensation benefits for such employees, agents and other independent contractors and (iv) the medical, hospital, life, health, accident, disability, death and other fringe and welfare benefits for such employees, agents and independent contractors, including any split dollar life insurance policies, all of which plans, programs, practices, policies and other individual and group arrangements and agreements, including any unwritten compensation, fringe benefit, payroll or employment practices, procedures or policies of any kind or description are hereinafter referred to as “Benefit Programs.”
     (b) No Seller nor any of its ERISA Affiliates has ever maintained or contributed to (i) an employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, or (ii) any Benefit Program providing welfare benefits (as defined in ERISA Section 3(1)) to employees or former employees after retirement or other separation from service other than as required under Section 601 et. seq. of ERISA or Code Section 4980B.

     (c) Except as disclosed on Schedule 2.13(c), each of the Benefit Programs have been operated in accordance with ERISA and the Code, each Benefit Program that is intended to be qualified under Code Section 401(a) has received from the Internal Revenue Service a favorable determination on its qualified status, and, there are no contributions or payments due or required to be paid with respect to any of the Benefit Programs, except for payments due or required to be paid by Sellers in the normal course, consistent with past practice.
     (d) No “party in interest” (as defined in Section 3(14) of ERISA) or “disqualified person” (as defined in Section 4975(e)(2) of the Code) with respect to any Benefit Program has engaged in any nonexempt “prohibited transaction” (described in Section 4975(c) of the Code or Section 406 of ERISA). No Liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by Sellers or any ERISA Affiliate with respect to any ongoing, frozen, or terminated single-employer plan. There has been no (i) “reportable event” (as defined in Section 4043 of ERISA), or event described in Section 4041, 4042, 4062 (including 4062(e)), Section 4063, 4064 or 4069 of ERISA); or (ii) termination or partial termination, withdrawal or partial withdrawal with respect to any Benefit Program that Sellers or any ERISA Affiliate maintains or contributes to or has maintained or contributed to.
     (e) None of the Liabilities of Sellers pursuant to any of the Benefit Programs are being assigned to, or assumed by, Purchasers, and the Business and the Rights and Assets are not, and will not become, subject to any Lien with respect to any obligation or Liability of Sellers regarding the Benefit Programs.
     2.14 Insurance Policies.
     (a) Sellers have maintained in full force and effect (i) general and professional liability insurance coverage on a claims-made basis for all periods of their ownership and operation of the Business, and (ii) various policies and forms of insurance insuring the Rights and Assets, which are, in each case, of the type and in the amounts customary and adequate for the Business. In addition, Sellers maintain excess liability insurance on a claims-made basis. Attached hereto as Schedule 2.14(a) are certificates of insurance evidencing such claims-made based coverage. These insurance provisions are subject to the terms, conditions and limitations as currently provided by Sellers’ general liability and professional liability insurance programs. Sellers’ insurance relating to the Business includes insurance against personal injury, property damage to third persons and medical malpractice. All such insurance is in full force and effect and enforceable in accordance with its terms.
     (b) Sellers are not now in default regarding the provisions of any insurance policy relating to the Business, including, without limitation, failure to make timely payment of all premiums due thereon, and they have not failed to file any notice or present any claim thereunder in due and timely fashion. Except as set forth on Schedule 2.14(b), with respect to the Business, Sellers have not received any notification from any insurance carrier denying or disputing a claim made on any policies, denying or disputing any coverage of any claim, denying or disputing the amount of any claim, or regarding the possible cancellation or material limitation of any policies.
     (c) To the knowledge of each Seller: (i) none of Sellers’ licensed professional employees, agents, or licensed professionals with privileges to use any of the facilities of the Business has, in the last seven (7) years, filed a written application for professional malpractice insurance coverage which has been denied by an insurance agency or carrier; (ii) professional employees have been continuously insured for professional malpractice claims during the same period; (iii) none of such persons is in default with respect to any provision contained in any such policy; and (iv) none of them has failed to give any notice or present any claim under any such policy in due and timely fashion.
     2.15 Environmental Matters. Except as set forth in Schedule 2.15, to the knowledge of each Seller, there are no present or past Environmental Conditions in any way relating to the businesses, properties or assets (including the Rights and Assets) of Sellers that could in any way affect the Business. For the purposes of this Agreement, “Environmental Condition” means (a) the introduction into the environment of any pollution, including without limitation any Hazardous Material or other substance, in violation of any Law, as a result of any spill, discharge, leak, emission, escape, injection, dumping or release of any kind whatsoever of any substance or exposure of any type in any work places or to any medium, including without limitation air, land, surface waters or ground waters, or from any generation, transportation, treatment, discharge, storage or disposal of Hazardous Material or other substance of any kind or from the storage, use or handling of any Hazardous Material or other substance, as a result of which Sellers has or may become liable to any Person or by any reason of which any of the properties or assets of Sellers (including the Rights and Assets) may suffer or be subjected to any fine, Lien, or restriction of any nature, or (b) any noncompliance with any Environmental Law or order, as a result of or in connection with any of the foregoing.
     2.16 Taxes. Except as set forth on Schedule 2.16 hereto:
     (a) Each Seller has timely filed with the appropriate Taxing authorities all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all respects. No Seller is the beneficiary of any extension of time within which to file any Tax Return. All Taxes of Sellers (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the assets of any of Sellers. No claim has ever been made by an authority in a jurisdiction where any Seller does not file a Tax Return that such entity may be subject to Taxes by that jurisdiction.
     (b) No Seller has received any notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits or examinations regarding any Taxes of any Seller thereof or the assets of any Seller. No officer or employee responsible for Tax matters of any Seller thereof expects any Taxing authority to assess any additional Taxes for any period for which Tax Returns have been filed. No Seller has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.
     (c) Each Seller has complied with all applicable laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign law.
     (d) The unpaid Taxes of each Seller (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Seller and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of any Seller in filing its Tax Returns.

     (e) No Seller is a party to any Tax allocation or sharing agreement and no Seller has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is Parent) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law (other than the other members of the consolidated group of which Parent is parent), or as a transferee or successor, by contract or otherwise.
     (f) No Seller has been a United States real property holding corporation within the meaning of Code Section 897(c)(1)(A)(ii).
     2.17 Licenses, Authorizations and Provider Programs.
     (a) Each Seller, with respect to the Business, is: (i) the holder of all valid licenses and other rights, permits and authorizations required by Law (including without limitation Environmental Laws) or any Regulatory Authority necessary to operate the Business, (ii) certified for participation and reimbursement under Titles XVIII and XIX of the Social Security Act (the “Medicare and Medicaid programs”) (Medicare and Medicaid programs and such other similar federal, state or local reimbursement or governmental programs for which a Seller is eligible to receive payments on account of services provided by the Business are hereinafter referred to collectively as the “Government Programs”), and (iii) the holder of current provider agreements for such Government Programs and with such private non-governmental programs, including without limitation any private insurance program, under which Seller directly or indirectly is presently receiving payments (such non-governmental programs herein referred to as “Private Programs”). Set forth on Schedule 2.17(a), as to the Business, is a correct and complete list of such licenses, permits and other authorizations, and provider agreements under all Government and Private Programs, complete and correct copies of which have been provided to Purchasers. True, complete and correct copies of all surveys of Sellers with respect to the Business conducted in connection with any Government Program, Private Program or licensing or accrediting body during the past five years have been provided to Purchasers.
     (b) No violation, default, order or deficiency exists with respect to any of the items listed on Schedule 2.17(a). No Seller, with respect to the Business, has received any notice of any action pending or recommended by any Regulatory Authority having jurisdiction over the items listed on Schedule 2.17(a), either to revoke, limit, withdraw or suspend any license, right or authorization, or to terminate the participation of such Seller in any Government Program or Private Program. To the knowledge of each Seller, no event has occurred which, with the giving of notice, the passage of time, or both, would constitute grounds for a violation, order or deficiency with respect to any of the items listed on Schedule 2.17(a) or to revoke, limit, withdraw or suspend any such item, or to terminate or modify the participation of a Seller in any Government Program or Private Program. To the knowledge of each Seller, there has been no decision not to renew any provider or third-party payor agreement of a Seller with respect to the Business. No employee, agent or contractor of any Seller has been excluded from or prohibited from providing services under any federal or state health care program, including but not limited to the Medicare and Medicaid programs. Except as listed on Schedule 2.17(b), no consent or approval of, prior filing with or notice to, or any action by, any Regulatory Authority or any other third party is required in connection with any of the items listed on Schedule 2.17(a) or Government Program or Private Program, by reason of the consummation of the Acquisition and the continued operation of the Business by Purchasers thereafter on a basis consistent with past practices.
     (c) Each Seller, with respect to the Business, has timely filed all cost reports and other reports required to be filed by it prior to the date hereof with respect to the Government Programs and Private Programs, all fiscal intermediaries and other insurance carriers. All such reports are complete and accurate and have been prepared in compliance with all applicable Laws, regulations and principles governing reimbursement and payment claims. True and complete data pertaining to the Business provided on cost reports filed by Sellers for the most recent cost-reporting year, if applicable, have heretofore been delivered to Purchasers. To the knowledge of each Seller, Sellers have paid or caused to be paid or have properly reflected in the Financial Statements all known and undisputed refunds, overpayments, discounts or adjustments which have become due pursuant to such reports and related to the Business and have no Liability under any Government Program or Private Program for any refund, overpayment, discount or adjustment for services provided in the operation of the Business other than in the ordinary course, and no interest or penalties are accruing with respect thereto, except as has been specifically reserved for in the Financial Statements or disclosed herein or in the Schedules hereto. There is no basis for any claim or request for recoupment or reimbursement by any Regulatory Authority or other provider reimbursement entity relating to the Medicare and Medicaid programs in connection with the Business. To the knowledge of each Seller, except as set forth on Schedule 2.17(c), there are no pending appeals, adjustments, challenges, audits, litigation or notices of intent to reopen any closed cost reports filed with respect to the Business. There are no other reports required to be filed by Sellers in order to be paid under any Government or Private Program for services rendered by the Business, except for cost reports not yet due.
     2.18 Inspections and Investigations. Except as set forth and described in Schedule 2.18, with respect to the Business: (i) each Seller’s right to receive reimbursements pursuant to any Government Program or Private Program has not been terminated or otherwise adversely affected as a result of any investigation or action whether by any Regulatory Authority or other third party; (ii) no Seller has during the past three (3) years, been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Regulatory Authority, professional review organization, accrediting organization or certifying agency based upon any alleged improper activity on the part of such Seller, and no Seller has received any notice of material deficiency during the past three (3) years in connection with its operations; (iii) there are not presently, and at the Closing Date there will not be, any outstanding deficiencies or work orders of any Regulatory Authority having jurisdiction over any Seller, or other third party, requiring conformity to any applicable agreement, Law or bylaw or rule, including but not limited to, the Government Programs and Private Programs; and (iv) to the knowledge of each Seller, there is not any notice of any claim, requirement or demand of any Regulatory Authority or other third party supervising or having authority over any Seller or its operations to rework or redesign any part thereof or to provide additional furniture, fixtures, equipment, appliances or inventory so as to conform to or comply with any existing Law or standard. Sellers have provided to Purchasers true and complete copies of all reports, correspondence, notices and other documents relating to any matter described or referenced on Schedule 2.18, other than any such items that are protected by the attorney-client privilege or other applicable privilege (a list of such privileged items has been provided to Purchasers).
     2.19 Certain Relationships.
     (a) Except as set forth on Schedule 2.19, with respect to the Business, no Seller has:
          (i) Offered, paid, solicited or received anything of value, paid directly or indirectly, overtly or covertly, in cash or in kind (“Remuneration”) to or from any physician, family member of a physician, or an entity in which a physician or physician family member has an ownership or investment interest, including, but not limited to:

          (A) Payments for personal or management services pursuant to a medical director agreement, consulting agreement, management contract, personal services agreement, or otherwise;
          (B) Payments for the use of premises leased to or from a physician, a family member of a physician or an entity in which a physician or family member has an ownership or investment interest; or
          (C) Payments for the acquisition or lease of equipment, goods or supplies from a physician, a family member of a physician or an entity in which a physician or family member has an ownership or investment interest;
          (ii) Offered, paid, solicited or received any Remuneration (excluding fair market value payments for equipment or supplies) to or from any healthcare provider, pharmacy, drug or equipment supplier, distributor or manufacturer, including, but not limited to:
          (A) Payments or exchanges of anything of value under a warranty provided by a manufacturer or supplier of an item to any Seller; or
          (B) Discounts, rebates, or other reductions in price on a good or service received by any Seller;
          (iii) Entered into any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest by any physician, or family member of a physician, or a Person in which physician or physician family member has an ownership or investment interest, directly or indirectly, through equity, debt, or other means, including, but not limited to, an interest in an entity providing goods or services to any Seller;
          (iv) Entered into any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest by any Person including, but not limited to, a hospital, pharmacy, drug or equipment supplier, distributor or manufacturer, that is or was in a position to make or influence referrals, furnish items or services to, or otherwise generate business for any Seller; or
          (v) Entered into any agreement providing for the referral of any patient for the provision of goods or services by any Seller.
     (b) Except as set forth on Schedule 2.19, no Seller has offered, paid, solicited or received any Remuneration to or from any Person in order to induce business, including, but not limited to, payments intended not only to induce referrals of patients, but also to induce the purchasing, leasing, ordering or arrangement for any good, facility, service or item. No Seller has entered into any agreement providing for payments by any Seller as a result of any referrals of patients to a Seller.
     2.20 Stark; Fraud and Abuse; False Claims; HIPAA. With respect to the Business, no Seller and no Person providing professional services on behalf of any Seller has engaged in any activities that are prohibited under 42 U.S.C. § 1320a-7b, 42 U.S.C. § 1395nn or 31 U.S.C. §§ 3729-3733 (or other federal or state Laws related to false or fraudulent claims) or the regulations promulgated thereunder pursuant to such statutes, or related state or local Laws, or that are prohibited by rules of professional conduct, including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid or other federal healthcare programs, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid or other federal healthcare programs. No Seller has engaged in activities that are prohibited under The Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. § 1320 d through d-8, as amended (“HIPAA”), and each Seller is in compliance with the privacy and transaction standards regulations issued under HIPAA and applicable state privacy Laws and regulations.
     2.21 Controlled Substances. No Seller, nor any of its officers, directors, employees or Persons providing professional services on behalf of Sellers, has, in connection with their activities directly or indirectly related to a Seller, engaged in any activities which are prohibited under the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq. or the regulations promulgated pursuant to such statute or any related state or local statutes or regulations concerning the dispensing and sale of controlled substances.
     2.22 Inventories. All items of inventory of Sellers consist, and will consist at the Closing of items of a quality and quantity usable and saleable in the ordinary course of business. Since September 30, 2005, no inventory items have been sold or disposed of, except through sales in the ordinary course of business.
     2.23 Statements True and Correct. No representation or warranty made by any Seller in this Agreement or in any statement, certificate or instrument to be furnished to Purchasers by any Seller pursuant to any Acquisition Document contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make these statements contained herein and therein not misleading.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PURCHASERS
     Each Purchaser hereby represents and warrants to Sellers and the Owners as follows:
     3.1 Organization, Authority and Capacity. Each Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky and is a direct or indirect wholly owned subsidiary of LHC. Each Purchaser has the full power and authority necessary to (i) execute, deliver and perform its obligations under the Acquisition Documents to be executed and delivered by it, and (ii) carry on its business as it has been and is now being conducted and to own and lease the rights, properties and assets which it now owns or leases. Each Purchaser is duly qualified to do business and is in good standing in each jurisdiction in which a failure to be so qualified or in good standing would have a material adverse effect on its ability to perform its obligations under the Acquisition Documents to be executed and delivered by it.

     3.2 Authorization and Validity. The execution, delivery and performance of the Acquisition Documents to be executed and delivered by each Purchaser have been duly authorized by all necessary action by each Purchaser. The Acquisition Documents to be executed and delivered by each Purchaser have been or will be, as the case may be, duly executed and delivered by each Purchaser and constitute or will constitute the legal, valid and binding obligations of each Purchaser, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or other laws affecting creditors’ rights generally, or as may be modified by a court of equity.
     3.3 Absence of Conflicting Agreements or Required Consents. Except as set forth on Schedule 3.3, the execution, delivery and performance by Purchasers of the Acquisition Documents to be executed and delivered by Purchasers: (i) do not require the consent of or notice to any Regulatory Authority or any other third party; (ii) will not conflict with any provision of any Purchaser’s organizational documents; and (iii) will not conflict with or result in a violation of any Law, ruling, judgment, order or injunction of any Regulatory Authority to which any Purchaser is subject or by which any Purchaser or any of its rights, assets or properties are bound.
     3.4 Litigation. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or, to the knowledge of each Purchaser, threatened against such Purchaser that could affect the performance of its obligations under the Acquisition Documents.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF OWNERS
     Each Owner, severally and not jointly, represents and warrants the following to Purchasers:
     4.1 Ownership Interest Held and Conveyed. Owner is the owner of all right, title and interest (legal, record and beneficial) in and to the Parent’s outstanding securities as set forth on Schedule 4.1, free and clear of any and all liens, encumbrances or restrictions of any nature whatsoever and Owner holds no other equity interest in Parent. Except as provided in Schedule 4.1, no Person has any right or privilege (whether preemptive or contractual) to purchase any equity securities of Parent held by Owner. Schedule 4.1 contains a complete list of all agreements or arrangements, whether written or oral, to which Owner is a party that relate in any way to the equity securities of Parent. Following the Redemption, the Owners will own all of the outstanding capital stock (of whatever class or voting rights) of Parent.
     4.2 Organization, Authority and Capacity. Owner has the full authority and legal capacity necessary to execute, deliver and perform its, his or her obligations under this Agreement and the other Acquisition Documents to be executed and delivered by Owner.
     4.3 Authorization and Validity. This Agreement and the other Acquisition Documents to be executed and delivered by Owner have been or will be, as the case may be, duly executed and delivered by Owner and constitute or will constitute the legal, valid and binding obligations of Owner, enforceable in accordance with their respective terms, except that the enforcement thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
     4.4 Absence of Conflicting Agreements or Required Consents. Except as set forth on Schedule 4.4, the execution, delivery and performance by Owner of this Agreement and the other

Acquisition Documents to be executed and delivered by Owner (i) do not require the consent of or notice to any governmental or regulatory authority or any other third party; (ii) will not conflict with or result in a violation of any Law, ruling, judgment, order or injunction of any court or governmental instrumentality to which Owner is subject or by which Owner is bound; (iii) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit to which Owner is a party or by which Owner is bound; and (iv) will not create any encumbrance or restriction upon any of Owner’s equity securities of Parent.
     4.5 Dissenting Owners. On the date hereof, each Owner agrees to execute a written consent action, in its, his or her capacity as a shareholder of Parent, approving the terms of the Acquisition. Accordingly, each Owner hereby acknowledges that by executing such written consent and this Agreement, it, he or she has waived notice of and agreed not to seek or assert any dissenter’s or appraisal rights, or any similar rights, to which the Owner would otherwise be entitled. Such written consent shall be held in escrow pending delivery of such consent to Purchasers at the Closing in accordance with Section 6.2(i) of this Agreement.
     4.6 Owners’ Real Property. Schedule 4.6 completely and accurately describes all real property owned in fee simple by any Owner (or any Affiliate of any Owner) on which any part of the Business is conducted (“Owners’ Real Property”). All title policies and surveys in Owner’s possession concerning the Owners’ Real Property shall be delivered to Purchaser within ten (10) days of the date of this Agreement. Owner’s and Sellers’ use of Owners’ Real Property, and all improvements located on the Owners’ Real Property, comply with all applicable zoning and similar requirements. Except as set forth on Schedule 4.6, there are no leases, subleases, or other agreements granting to any party the right to use or occupy any portion of Owners’ Real Property, and there are no outstanding options or rights of first refusal to purchase or lease any portion of Owners’ Real Property. Except as set forth on Schedule 4.6:
     (a) Owner has not received any written notice of any pending or threatened condemnation, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting Owners’ Real Property;
     (b) There is no private restrictive covenant or governmental use restriction (including zoning) on all or any portion of Owners’ Real Property which prohibits the use of Owners’ Real Property for the Business;
     (c) All licenses, permits and approvals required for the occupancy and operation of Owners’ Real Property with appurtenant parking uses as presently being used have been obtained and are in full force and effect and Owner has received no notices of violations in connection with such items;
     (d) Owner does not have in its possession any studies or reports which indicate any defects in the design or construction of any of the improvements on Owners’ Real Property;
     (e) Owners’ Real Property is not subject to or affected by any special assessment for public improvements or otherwise, whether or not presently a lien upon Owners’ Real Property. Owner has made no commitment to any governmental authority, utility company, school board, church or other religious body, homeowner or homeowner’s association or any other organization, group or individual relating to Owners’ Real Property which would impose an obligation upon any Owner or its successors or assigns to make any contributions or dedications of money or land, or to construct, install or maintain any improvements of a public or private nature on part of Owners’

Real Property or upon separate lands. No governmental authority has imposed any requirement that any Owner pay, directly or indirectly, any special fees or contributions or incur any expenses or obligations in connection with the development of Owners’ Real Property or any portion thereof, other than any regular and nondiscriminatory local real estate or school taxes assessed against Owners’ Real Property. The parcels comprising Owners’ Real Property are separately assessed for real property tax assessment purposes. No Owner has received notice of any contemplated or actual reassessment of Owners’ Real Property or any portion thereof for general real estate tax purposes. As of the date hereof, all due and payable taxes, assessments, water charges and sewer charges affecting Owners’ Real Property or any portion thereof have been paid.
     (f) The parcels comprising Owners’ Real Property constitute separately subdivided, legally distinct parcels of land.
     (g) There is no default or breach by Owner or, to the best of Owner’s knowledge, any other party thereto, under any covenants, conditions, restrictions or easements which may affect Owners’ Real Property or any portion or portions thereof which are to be performed or complied with by the owner of Owners’ Real Property, and no condition or circumstance exists which, with the giving of notice or the passage of time, or both, would constitute a default or breach by any Owner nor, to the best of any Owner’s knowledge, any other party thereto, under any such covenants, conditions, restrictions, rights of way or easements.
     (h) All of the buildings, fixtures and other improvements constituting part of Owners’ Real Property are in good operating condition and repair as of the date this Agreement.
     (i) No Owner has experienced during the two (2) years preceding the date hereof any material interruption in the delivery of adequate quantities of any utilities (including, without limitation, electricity, natural gas, potable water, water for cooling or similar purposes, and fuel oil) or other public services (including without limitation sanitary and industrial sewer service) required in the operation of the facilities situated on Owners’ Real Property during such period.
     (j) No Owner has taken any action (or failed to take any action) or received any notice from any insurance carrier of any defects or inadequacies in Owners’ Real Property which would adversely affect the insurability of Owners’ Real Property or the cost of such insurance.
ARTICLE 5
ADDITIONAL AGREEMENTS
     5.1 Access to Information. At all times prior to the Closing, Sellers and the Owners will afford the officers and authorized representatives of each Purchaser and its affiliates access upon reasonable notice and during normal business hours to all of Sellers’ properties, assets, books and records that relate to or concern the Business. Sellers and the Owners will also furnish such parties with such additional financial, operating and other information relating to the Business as such parties may from time to time reasonably request. Such parties shall also be allowed access, upon reasonable notice, to consult with the officers, employees, accountants, counsel and agents of Sellers in connection with such investigation of the Business. No such investigation shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of any party under this Agreement. At all times following the Closing, subject to reasonable document retention programs and upon reasonable notice and during normal business hours, (a) Sellers and the Owners will afford the officers and authorized representatives of each Purchaser and its affiliates reasonable access to those of Sellers’ books and records that are retained by Sellers and the Owners, to the extent relating to the Business as such parties may from time to time reasonably request, and (b) each Purchaser will afford the officers and authorized representatives of Sellers reasonable access to Purchaser’s books and records, to the extent relating to the Business prior to the Closing.
     5.2 No-Shop. Unless and until this Agreement is terminated pursuant to Article 7 or upon the occurrence of the Closing, none of Sellers or the Owners shall directly or indirectly, through any officer, director, employee, agent, intermediary or otherwise: (i) solicit, initiate or encourage submission of proposals or offers from any Person relating to any purchase of an interest in Sellers and/or the Business or any transaction that would adversely affect the Acquisition; (ii) participate in any discussions or negotiations regarding, or furnish to any other Person, any information with respect to, or otherwise respond to, cooperate or encourage, any effort or attempt by any other Person to purchase any interest in the Business or which would adversely affect the Acquisition; (iii) without the prior written consent of Purchasers, participate in any discussions or negotiations regarding the establishment of any management, medical director or similar agreement related to the Business, or (iv) approve or undertake any of the foregoing transactions. Notwithstanding the foregoing, this Section 5.2 shall not prohibit Parent from selling its homecare business currently operated through affiliates of Parent in the State of Florida.
     5.3 Affirmative Covenants of Sellers and the Owners. From the date hereof until the earlier of the Closing Date or the termination of this Agreement, unless the prior written consent of Purchasers shall have been obtained, and except as otherwise expressly contemplated herein, each Seller shall (and the Owners shall cause Sellers to) and each Owner shall:
     (a) Operate the Business in accordance with all applicable Laws and only in the usual, regular, and ordinary course of business, consistent with past general practices and custom;
     (b) Use reasonable commercial efforts to preserve intact the rights, assets, properties, business organization, licenses, permits, Government Programs, Private Programs, customers and employee, supplier, patient and other relationships of the Business;
     (c) Use reasonable commercial efforts to retain the services of the employees, agents and consultants of the Business on terms and conditions not less favorable to the Business than those existing prior to the date hereof and to ensure that there are no material or adverse changes to employee relations of the Business;
     (d) Keep and maintain the properties and assets of the Business, including the Rights and Assets, in their present condition, repair and working order, except for normal depreciation and wear and tear, and maintain Sellers’ insurance, rights and licenses;
     (e) Confer on a regular and frequent basis with one or more designated representatives of Purchasers to report material operational matters related to the Business and to report the general status of ongoing operations of the Business;
     (f) Make available to Purchasers and its affiliates true and correct copies of applicable internal management and control reports (including aging of accounts receivable, listings of accounts payable, and inventory control reports) and financial statements directly related to the Business and furnished to management of Sellers;
     (g) As soon as reasonably practicable after they become available, but in no event more than thirty (30) days following the end of each calendar month, deliver to Purchasers and their affiliates true and complete copies of its monthly financial statements with respect to the Business for each calendar month ending after the date of this Agreement and prior to Closing in the format historically utilized by Sellers;

     (h) Perform in all material respects all obligations under agreements relating to or affecting the assets, properties or rights of the Business;
     (i) Keep in full force and effect present insurance policies or other comparable insurance coverage insuring the assets and properties used by the Business; and
     (j) Notify Purchasers of (i) any event or circumstance which is reasonably likely to have a material adverse effect on the Business or would cause or constitute a breach of any of Sellers’ or an Owner’s representations, warranties or covenants contained herein; (ii) any unexpected change in the normal course of business or in the operation of the properties and assets of the Business and (iii) any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), adjudicatory proceedings, budget meetings or submissions involving any aspect of the Business. Sellers and the Owners shall keep Purchasers fully informed of such events and shall permit representatives of Purchasers and their affiliates to have prompt access to all materials prepared in connection therewith.
     5.4 Negative Covenants of Sellers and the Owners.
     (a) From the date hereof until the earlier of the Closing Date or the termination of this Agreement, each Seller will not do (and the Owners shall cause Sellers to not do), and each Owner will not do, any of the following without the prior written consent of Purchasers, which consent shall not be unreasonably withheld:
          (i) Take any action that would (a) adversely affect the ability of any party to the Acquisition Documents to obtain any consents required for the transactions contemplated thereby, or (b) adversely affect the ability of any party hereto to perform its covenants and agreements under the Acquisition Documents;
          (ii) Impose, or suffer the imposition, on any of the rights, properties or assets of the Business of any Lien or permit any such Lien to exist;
          (iii) Incur any Liability or obligation, except in the ordinary course of business and consistent with past practices;
          (iv) Except for sales of inventory in the ordinary course of business and other than pursuant to the Acquisition Documents, sell, or enter into any contract to sell, any interest in any of the rights, properties or assets of the Business;
          (v) Purchase or acquire any assets or properties related to the Business, whether real or personal, tangible or intangible, or sell or dispose of any assets or properties, whether real or personal, tangible or intangible, except in the ordinary course of business and consistent with past practices;
          (vi) Grant any increase in compensation or benefits to the employees of Sellers engaged in the operation of the Business, except in accordance with past practice; pay any severance or termination pay or any bonus to any of such employees other than pursuant to written policies or written contracts in effect as of the date hereof and disclosed to Purchasers; or enter into or amend any severance or employment agreements with employees of Sellers engaged in the operation of the Business;

          (vii) Commence any litigation involving any right, property, asset or Liability of the Business other than in the ordinary course of business consistent with past practice, or settle any litigation involving any right, property, asset or Liability of the Business for restrictions upon the operations of the Business or material money damages;
          (viii) Except in the ordinary course of business and in a manner that is not material, modify, amend or terminate any contract related to or benefiting the Business or waive, release, compromise or assign any rights or claims related to or benefiting the Business;
          (ix) Allow any Owner to transfer any of their shares of capital stock in Parent;
          (x) Make or commit to make any capital expenditure, or enter into any lease of capital equipment as lessee or lessor, related to the Business in an amount in excess of Ten Thousand Dollars ($10,000.00) for all such items; or
          (xi) Take any action, or omit to take any action, which would cause any of the representations and warranties contained in Article 2 to be untrue or incorrect.
     5.5 Confidentiality, Public Announcements. Each party hereto agrees (i) not to disclose any aspect of the discussions, negotiations, terms, status or conditions relating to the transactions contemplated herein to any third party other than their respective officers, directors, authorized employees and authorized representatives, and as necessary in order to obtain any consent required hereunder, and then only on a need to know basis, (ii) to cause and require all such persons to whom such information is disclosed to abide by the provisions of this Section 5.5, and (iii) not to issue any press release or other general public announcement (including in any trade journal or other publication) of the transactions, in any case, without the prior written consent of Sellers and Purchasers, except to the extent that disclosure may be required by Law, in which case the party required to made such disclosure will give the other party prior written notice and an opportunity to review and comment upon such press release prior to its issuance. Parent, Sellers and the Owners acknowledge that LHC will issue a press release after the execution of this Agreement that discloses the existence of this Agreement, and may issue another press release promptly after the Closing that discloses the consummation of the Acquisition. Sellers hereby consent to the issuance of such press releases provided that the Seller/Owner Representative is afforded an opportunity to review and comment upon such press releases. In the event that the Acquisition is not consummated, any information concerning Sellers and the Business that any Purchaser and its representatives may acquire during the course of negotiations, conducting due diligence and transition planning with respect to the Acquisition shall be treated as confidential, and in the event the Acquisition is not consummated, all such information shall, upon request, be returned to Sellers or destroyed, with such destruction certified in writing by Purchasers.
     Notwithstanding the aforementioned or anything in any other agreement between the parties to the contrary, both Purchasers and Sellers (and each employee, representative, or other agent of each) may disclose to any and all Persons the tax treatment and tax structure of the Acquisition and all materials of any kind (including opinions or other tax analyses) that are provided to each party relating to such tax treatment or tax structure, as of the earlier of: (a) the date of public announcement of the Acquisition or (b) the date of the execution of this Agreement; provided that the confidentiality provisions set forth in this Section or other agreements relating to the Acquisition shall continue to apply to any and all information that is irrelevant to understanding the tax treatment or tax structure of the transactions contemplated hereby and thereby including, without limitation, the identity of the parties and the pricing terms set forth in this Agreement.

     5.6 Bulk Transfer Act. The parties hereby waive compliance with the bulk transfer provisions of the Uniform Commercial Code, or any similar law as enacted in any jurisdiction, to the extent that it may be applicable to the transactions contemplated hereby.
     5.7 Retained Liabilities. Sellers agree to pay all Retained Liabilities, as and when due. Each Seller further covenants and agrees that it will not take any action that is likely to adversely affect LHC’s or any Purchaser’s relationship with any third-party related to the Business.
     5.8 Conditions to Closing. Sellers and the Owners (with respect to Article 6) and Purchasers (with respect to Article 7) agree to use their commercially reasonable efforts to satisfy the conditions to the Closing under this Agreement by June 30, 2006, and if not by such time, as soon thereafter as possible.
     5.9 Risk of Loss. Sellers shall retain all risk of condemnation, destruction, loss or damage due to fire or other casualty from the date of this Agreement until the Closing. If the condemnation, destruction, loss or damage is such that the operation of the Business is materially interrupted or curtailed or the Rights and Assets are materially affected, then Purchasers shall have the right to terminate this Agreement.
     5.10 Certain Tax Matters. Purchasers, on the one hand, and Sellers, on the other hand, shall provide the other parties to this Agreement, at the expense of the requesting party, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any audit or other examination by any Regulatory Authority, or any judicial or administrative proceedings relating to Liability for Taxes, and each will retain for the applicable statute of limitations, and to provide the requesting party, any records or information that may be relevant to any of the foregoing.
     5.11 Title Search; Discharge of Liens. As soon as practicable after the date hereof, but in no event later than the Closing, (i) Purchasers shall use commercially reasonable efforts to ascertain all Liens, if any, to which any of the Rights and Assets is subject, and shall notify Sellers in writing of the nature and extent thereof, and (ii) Sellers shall discharge all such Liens. Sellers shall deliver evidence reasonably satisfactory to Purchasers and their counsel of such discharge at or prior to the Closing.
     5.12 Reasonable Assistance. To the extent that any Seller’s rights under any contract, permit or other Rights and Assets to be assigned to any Purchaser hereunder may not be assigned without the consent of another Person which, despite Sellers’ commercially reasonable efforts, has not been obtained prior to the Closing as contemplated by Section 5.8 of this Agreement, and Purchasers have, in their sole discretion, waived the closing condition in Section 6.3 of this Agreement, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful. Sellers and the Owners, at their respective expense, shall use their commercially reasonable efforts at all times from and after the Closing Date to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair any Purchaser’s rights under the Rights and Assets in question so that such Purchaser would not in effect acquire the benefit of all such rights, Sellers, to the maximum extent permitted by Law and the specific Rights and Assets and at Sellers’ expense, shall act on and after the Closing Date as that Purchaser’s agent in order to obtain the benefits thereunder, and Sellers shall cooperate, to the maximum extent permitted by Law and the specific Rights and Assets, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser, including any sublease or subcontract or similar arrangement.

5.13 Insurance. Sellers agree to provide to Purchasers evidence of customary extended reporting endorsements, or “tail binders,” on any “claims made” insurance covering professional and general liability of the Business. Such tail binders shall extend coverage for no less than three (3) years.
     5.14 Transfer Taxes. All transfer, sales, use, excise, realty transfer, controlling interest, documentary stamp and other such Taxes and fees (“Transfer Taxes”) incurred in connection with the consummation of the transactions contemplated in this Agreement (regardless of the Person on whom such Taxes are imposed by applicable Law) shall be paid by Purchasers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, Purchasers will, and will cause its affiliates to, join in the execution of any such Tax Returns.
     5.15 Accounts Receivable Collection; Mis-Directed Payments. Subject to Sections 1.4(a) and 1.10(a), Sellers, the Owners and Purchasers covenant and agree to (a) cooperate with each other as reasonably required in order to permit Sellers to collect the accounts receivable of Sellers arising in connection with the operation of the Business until the Effective Time, and to permit Purchasers to collect the accounts receivable arising in connection with the operation of the Business arising after the Effective Time, and (b) remit promptly to the relevant party any payments received, which payments are on or in respect of accounts receivable owned by Sellers or Purchasers, respectively.
     5.16 Assignment of Rights and Assets of the Business Held by Lifeline Management. To the extent Lifeline Management possesses any right, title or interest in or to the properties, rights and assets used or held for use in the operation of the Business, directly or indirectly, in whole or in part, of any type or description, real, personal or mixed, tangible or intangible (collectively, the “Lifeline Management Rights and Assets”), Lifeline Management shall, and Sellers and the Owners shall ensure that Lifeline Management does, convey, transfer, assign and deliver to Purchasers, free and clear of all Liens whatsoever, the Lifeline Management Rights and Assets. Prior to the Closing, Purchasers and Lifeline Management shall enter into an Assignment and Assumption Agreement with respect to the Lifeline Management Rights and Assets, in a form to be mutually agreed upon by Purchasers, Sellers and Lifeline Management (the “Lifeline Management Assignment and Assumption Agreement”).
     5.17 COBRA Coverage for Non-Hired Employees. Within ten (10) days following the date of this Agreement the parties will determine whether any employees of the Business not being hired by Purchasers at Closing or former employees of the Business who are now on COBRA coverage (collectively, the “Non-Hired Employees”) will be entitled to COBRA coverage under applicable law following Closing. If the parties are unable to agree upon whether any such COBRA obligations are required, then Sellers and Purchasers will engage a mutually acceptable third party law firm (at Purchasers’ expense) that does not provide legal services to either Sellers or Purchasers (the “Independent Law Firm”) to make a legal determination as to whether the Non-Hired Employees are legally entitled to COBRA coverage. The decision of the Independent Law Firm shall be binding on both parties. If a determination is made either by the mutual agreement of the parties or by the Independent Law Firm that the Non-Hired Employees are entitled to COBRA coverage, then Sellers shall be obligated to satisfy such COBRA obligations and at Closing Sellers shall acquire or fully fund a health plan that, in the opinion of Sellers and Purchasers (or the Independent Law Firm if the parties are unable to reach agreement), will fully satisfy the COBRA obligations to the Non-Hired Employees, with the cost or funding of such health plan being satisfied by Sellers via a wire transfer simultaneously with the Closing (the “Non-Hired Employees COBRA Payment”).
ARTICLE 6
CONDITIONS TO OBLIGATION OF PURCHASERS
     The obligation of Purchasers to consummate the Acquisition is subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:
     6.1 Representations and Warranties. The representations and warranties of Sellers and the Owners set forth in this Agreement, or any document or instrument delivered to Purchasers hereunder, shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date; provided that for purposes of this Section 6.1, if any representation or warranty made by Sellers and the Owners includes within its terms a materiality qualifier, such representation or warranty shall be true and correct in all respects on and as of the Closing Date; provided further that with respect to any of such representations and warranties referring to a state of facts existing on a specified date prior to the Closing Date, it shall be sufficient if at the Closing Date such representation and warranty continues to describe accurately the state of facts that existed on the date so specified.
     6.2 Performance; Covenants. All of the terms, covenants and agreements of the Acquisition Documents to be complied with or performed by Sellers at or prior to Closing shall have been complied with and performed in all material respects, including, but not limited to, the delivery of the following documents:
     (a) A certificate of good standing regarding each Seller certified by the Secretary of State of the Commonwealth of Kentucky dated within fifteen (15) business days of the Closing;
     (b) Bills of Sale executed by each Seller, in a form to be mutually agreed upon by Purchasers and Sellers;
     (c) Assignment and Assumption Agreements executed by each Seller in a form to be mutually agreed upon by Purchasers and Sellers (the “Assumption and Assignment Agreements”);
     (d) A certificate dated as of the Closing Date signed by a duly authorized officer of each Seller certifying (i) the satisfaction of the condition set forth in Section 6.1 and that such Seller has duly performed and complied in all material respects with all of the covenants and agreements of the Acquisition Documents to be performed prior to Closing, and (ii) that, to the knowledge of such officer, each Owner has satisfied its obligations set forth in Section 6.1;
     (e) A certificate dated as of the Closing Date signed by each Owner certifying the satisfaction of the condition set forth in Section 6.1 and that such Owner has duly performed and complied in all material respects with all of the covenants and agreements of the Acquisition Documents to be performed prior to Closing;
     (f) Written consents of all third parties necessary for the consummation of the transactions contemplated by the Acquisition Documents, including requisite consents to the assignment of contracts relating to the Business and those required pursuant to the terms of the Corporate Integrity Agreement;

     (g) Resolutions of the governing body of each Seller in form and substance reasonably satisfactory to Purchasers approving the execution, delivery and performance of this Agreement and the consummation of the Acquisition, certified by an appropriate officer of such Seller;
     (h) An incumbency certificate certifying the identity of the officers of each Seller;
     (i) Action taken by written consent of the Owners approving the execution, delivery and performance of this Agreement and the consummation of the Acquisition;
     (j) The Lifeline Management Assignment and Assumption Agreement Assignment executed by Lifeline Management, in a form to be mutually agreed upon by Purchasers, Sellers and Lifeline Management; and
     (k) Such other documents as may be reasonably necessary to consummate the transactions contemplated by this Agreement, as reasonably requested by Purchasers or their counsel.
     6.3 Necessary Consents and Approvals. Purchasers and Sellers shall have obtained all certificates of need, certificates of exemption, regulatory approvals, licenses, consents and permits to which the Business is subject, including, without limitation, those consents or approvals required pursuant to the terms of the Corporate Integrity Agreement, such that following the Closing, Purchasers shall be legally entitled to continue to provide the services provided by the Business prior to the Closing Date. The parties shall have provided all necessary notices, and all waiting periods required by Law shall have expired, necessary in order for Purchasers and Sellers to consummate the Acquisition and for the continued legal operation of the Business after the Closing Date consistent with its operation prior to the Closing Date, including all consents and approvals listed on the Schedules hereto.
     6.4 No Material Adverse Change. There shall not have occurred any material adverse change in the Rights and Assets or the Liabilities, condition, financial or otherwise, operating results or prospects of the Business, between the date hereof and the Closing Date, and a certificate of a duly authorized officer of each Seller shall have been delivered to Purchasers to such effect.
     6.5 No Injunction, Etc. No action, proceeding, investigation or legislation shall have been instituted, threatened or proposed before any court, Regulatory Authority or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the Acquisitions, or which is related to or arises out of the business or operations of any Seller, if such action, proceeding, investigation or legislation, in the reasonable judgment of Purchasers or their counsel, would make it inadvisable to consummate such transactions.
     6.6 Legal Opinion. Purchasers shall have received an opinion of counsel to Sellers in a form to be mutually agreed upon by Purchasers and Sellers.
     6.7 Leases Agreements. Purchasers will also enter into Lease Agreements for the lease of Owners’ Real Property, forms of which agreements shall be mutually agreed upon by Purchasers and the Owners (collectively, the “Lease Agreements”). Attached hereto as Schedule 6.7 is a description of the material terms of the Lease Agreements, including square footage and anticipated rental rates, to be entered into prior to Closing.

     6.8 Billing and Collections Agreement. LHC and Parent shall have entered into a Billing and Collections Agreement, in a form to be mutually agreed upon by LHC and Parent (the “Billing and Collections Agreement”).
     6.9 Indemnification Escrow Agreement. Sellers, Purchasers, the Owners, the Seller/Owner Representative, and the escrow agent shall have entered into the Indemnification Escrow Agreement (as hereinafter defined) in the form attached as Exhibit 6.9 hereto.
     6.10 TPA Litigation Trust Fund Agreement. Sellers, Purchasers, the Owners and the Trustee shall have entered into the TPA Litigation Trust Fund Agreement, in a form to be mutually agreed upon by the parties thereto.
     6.11 Software License Agreement. Sellers and Purchasers shall have entered into a Software License Agreement, in a form to be mutually agreed upon by the parties thereto (the “Software License Agreement”).
     6.12 Trademark License Agreement. Sellers and Purchasers shall have entered into a Trademark License Agreement, in a form to be mutually agreed upon by the parties thereto (the “Trademark License Agreement”).
     6.13 Due Diligence. Each Purchaser shall in all respects be reasonably satisfied with the results of its business, accounting and legal due diligence investigation of the Business. Additionally, Purchasers shall in all respects be reasonably satisfied with their continuing review of matters contained in the Schedules.
     6.14 Patient Census. At the Closing, the active patient census for the Business shall not be lower than the average Medicare census for the immediately preceding twelve (12) calendar months.
     6.15 Payment to the DOJ. Parent and the DOJ shall have reached settlement and resolution with regard the Corporate Integrity Agreement on terms reasonably acceptable to Purchasers. Any amounts due the DOJ pursuant to such settlement and/or resolution shall be paid off in connection with the Closing pursuant to Section 1.3.
     6.16 Lien Releases. Purchasers shall have received evidence, satisfactory to it, that the Sellers have identified the Liens on the Rights and Assets and discharged all such Liens.
     6.17 Redemption of Shares Issued Pursuant to the ESOP. Immediately prior to the Closing, the Redemption shall have occurred, the ESOP Trustee shall have delivered to Purchasers the ESOP Acknowledgement, and the ESOP Trustee shall have delivered to the Owners or to Parent (as appropriate) all incidents of ownership in Parent or any of the Sellers, including but not limited to all shares of Parent’s stock, warrants or other rights to acquire Parent’s stock, redeemable or convertible debt, or any other similar instrument which may be said to give rise to an interest in the stock of Parent.
ARTICLE 7
CONDITIONS TO OBLIGATION OF SELLERS AND OWNERS
     The obligation of Sellers and Owners to close the Acquisition is subject to the satisfaction or waiver, at or prior to Closing, of each of the following conditions:

     7.1 Representations and Warranties. The representations and warranties of Purchasers set forth in this Agreement, or any document or instrument delivered to any party hereunder, shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date; provided that for purposes of this Section 7.1, if any representation or warranty made by Purchasers includes within its terms a materiality qualifier, such representation or warranty shall be true and correct in all respects on and as of the Closing Date; provided further that with respect to any of such representations and warranties referring to a state of facts existing at a specified date prior to the Closing Date, it shall be sufficient if at the Closing Date such representation and warranty continues to describe accurately the state of facts existing on the date so specified.
     7.2 Performance; Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by Purchasers at or prior to the Closing shall have been complied with and performed in all material respects, including, but not limited to delivery of the following documents:
     (a) The Assignment and Assumption Agreements executed by Purchasers;
     (b) The Lease Agreements executed by Purchasers;
     (c) The Billing and Collections Agreement executed by Purchasers;
     (d) The Indemnification Escrow Agreement executed by Purchasers;
     (e) The TPA Litigation Trust Fund Agreement executed by Purchasers;
     (f) The Software License Agreement executed by Purchasers;
     (g) The Trademark License Agreement executed by Purchasers;
     (h) A certificate dated as of the Closing Date signed by a duly authorized officer of Purchasers certifying the satisfaction of the condition set forth in Section 7.1 and that Purchasers have duly performed and complied in all material respects with all of the covenants and agreements of the Acquisition Documents to be performed by Purchasers prior to Closing;
     (i) Resolutions adopted by the governing body of each Purchaser in form and substance satisfactory to Sellers approving the execution, delivery and performance of this Agreement and the consummation of the Acquisition, certified by the Secretary of each Purchaser;
     (j) Incumbency certificate certifying the identity of the officers of Purchasers;
     (k) The Lifeline Management Assignment and Assumption Agreement executed by Purchasers and Lifeline Management; and
     (l) Such other documents as may be reasonably necessary to consummate the transactions contemplated by this Agreement, as reasonably requested by Sellers or its counsel.
     7.3 No Injunction, Etc. No action, proceeding, investigation or legislation shall have been instituted before any court, governmental body, agency, or Regulatory Authority or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, arises out of, this Agreement or the consummation of the Acquisitions, if such action, proceeding, investigation or legislation, in the reasonable judgment of Sellers or its counsel, would make it inadvisable to consummate such transactions.
     7.4 Purchase Price. Purchasers shall have delivered the Purchase Price to Sellers and the Indemnification Escrow Amount and the TPA Litigation Loan to the escrow agent and Trustee, as applicable.
ARTICLE 8
TERMINATION
     8.1 Right of Termination. This Agreement and the Acquisition may be terminated at any time prior to the Closing Date:
     (a) By the mutual written consent of Purchasers and the Seller/Owner Representative;
     (b) By Purchasers in the event that the conditions set forth in Article 6 of this Agreement shall not have been satisfied or waived by August 15, 2006, unless such satisfaction shall have been frustrated or made impossible by any act or failure to act of Purchasers;
     (c) By the Seller/Owner Representative in the event that the conditions set forth in Article 7 of this Agreement shall not have been satisfied or waived by September 1, 2006, unless such satisfaction shall have been frustrated or made impossible by any act or failure to act of any Seller or any Owner;
     (d) By the Seller/Owner Representative or Purchasers if the Closing shall not have occurred by September 15, 2006;
     (e) By Purchasers in accordance with Section 5.9 hereof;
     (f) By either Purchasers or the Seller/Owner Representative in the event (i) consent of any Regulatory Authority required for consummation of the Acquisition and the other transactions contemplated hereby shall have been denied by final, nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) any Law or order permanently restraining, enjoining or otherwise prohibiting the consummation of the Acquisition shall have become final and nonappealable; or
     (g) By Purchasers if, on the date of this Agreement, Parent does not deliver a written consent resolution of the Owners listed on the signature page hereto approving the Acquisition.

     8.2 Effect of Termination. Except as set forth in this Section 8.2, in the event of termination in accordance with Section 8.1, this Agreement shall become void and of no further force or effect, without any liability on the part of any of the parties hereto or their respective owners, directors, officers or employees, except the obligations of each party to preserve the confidentiality of documents, certificates and information furnished to such party pursuant thereto and for any obligation or liability of any party based on or arising from any breach or default by such party with respect to its representations, warranties, covenants or agreements prior to the effective date of termination.
ARTICLE 9
INDEMNIFICATION
     9.1 Indemnification by Sellers and Owners.
     (a) Subject to Sections 9.4 through 9.8, each Seller shall, jointly and severally, and each Owner shall, severally and not jointly, indemnify and hold harmless each Purchaser, and its officers, directors, agents and affiliates, from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses (including but not limited to reasonable attorneys’ fees) (collectively, “Losses”), suffered or incurred by any such party, if and to the extent such losses are suffered or incurred by reason of or arising out of any of the following:
          (i) The Retained Liabilities and the Retained Assets;
          (ii) The failure of any representation or warranty of any Seller contained herein or in any Acquisition Document to be true and correct when made or deemed made under the terms hereof, or the breach by any Seller of any warranty contained herein or in any Acquisition Document;
          (iii) The breach of any covenant or agreement of any Seller contained in this Agreement or any other Acquisition Documents;
          (iv) Any actual or alleged violation by any Seller prior to the Closing of any Laws affecting or regulating the delivery, billing or payment for health care services, including, without limitation, 42 U.S.C. § 1320a-7b, 42 U.S.C. § 1395nn or 31 U.S.C. §§ 3729-3733 (or other federal or state Laws related to false claims), HIPAA and the regulations promulgated under such laws and related state and local laws and regulations, regardless of whether any such matter (A) represents a failure of any representation or warranty contained in any Acquisition Document to be true and correct when made or deemed made or (B) represents a breach of any warranty, covenant or agreement of any Seller contained in any Acquisition Document or (C) was disclosed to Purchasers in any Acquisition Document or otherwise;
          (v) Any noncompliance with any bulk transfer provisions of the Uniform Commercial Code, or any similar law, as enacted in any jurisdiction, to the extent that it may be applicable to the transactions contemplated hereby; and
          (vi) The failure of Sellers to fulfill any and all obligations pursuant to the terms of the TPA Litigation Loan and the Promissory Note executed in connection therewith.
     (b) No claim for indemnification with respect to any alleged misrepresentation or breach of warranty may be made under this Section 8.1 after the third (3rd) anniversary of the

Closing Date; provided, however, that the right to indemnification shall extend beyond such period (i) with respect to any specific claim for indemnification for which written notice, specifying in reasonable detail the nature of the claim, was given to a Seller or an Owner during such period but shall expire on the expiration of the applicable statutes of limitations unless an action has been brought with respect thereto, (ii) with respect to any claim brought for a misrepresentation or breach of Section 2.16 of this Agreement or Sections 2.17, 2.18, 2.19, 2.20 or 2.21, until the Liability to which any such claim may relate is barred by all applicable statutes of limitations, and (iii) with respect to any claim brought for a misrepresentation or breach of Section 2.1, 2.2, 2.3 and 2.10(a) of this Agreement, and Section 2.15 of this Agreement of this Agreement, or any claim related to a Retained Liability, indefinitely.
     9.2 Indemnification by Owners
     (a) From and after the Closing, subject to Sections 9.4 through 9.8, each Owner shall, severally and not jointly, indemnify and hold harmless each Purchaser and its respective officers, directors, agents or affiliates, from and against any and all Losses, suffered or incurred by any such Purchaser by reason of or arising out of any of the following:
          (i) the breach of any representation or warranty contained in Article 4 hereof by such Owner or in any document or instrument delivered by such Owner in its, his or her individual capacity in connection with this Agreement or the other Acquisition Documents, or the failure of any such representation or warranty to be true and correct when made or deemed made; and
          (ii) the breach or non-fulfillment of any covenant or agreement of such Owner contained in this Agreement or in any document or instrument delivered by such Owner in its, his or her individual capacity in connection with this Agreement or the other Acquisition Documents.
     (b) No claim for indemnification with respect to any alleged misrepresentation or breach of warranty may be made under this Section 9.2 after the third (3rd) anniversary of the Closing Date; provided, however, that the right to indemnification shall extend beyond such period with respect to any specific claim for indemnification for which written notice, specifying in reasonable detail the nature of the claim, was given to an Owner during such period but shall expire on the expiration of the applicable statutes of limitations unless an action has been brought with respect thereto.
     9.3 Indemnification by Purchasers.
     (a) Subject to Sections 9.3 through 9.8, Purchasers shall indemnify and hold harmless the Owners and Sellers, and any of Sellers’ officers, directors, agents and affiliates, at all times after the date hereof from and against any and all Losses suffered or incurred by any such party by reason of, or arising out of any of the following:
          (i) The Assumed Liabilities;
          (ii) The failure of any representation or warranty contained in Article 3 hereof or in any Acquisition Document to be true and correct when made or deemed made or the breach by Purchasers of any warranty contained in Article 3 hereof in any Acquisition Document or any document or instrument delivered by Purchasers in connection therewith; and
          (iii) The breach of any covenant or agreement of Purchasers contained in this Agreement or the Acquisition Documents.

     (b) No claim for indemnification with respect to any alleged misrepresentation or breach of warranty may be made under this Section 9.3 after the third (3rd) anniversary of the Closing Date; provided, however, that the right to indemnification shall extend beyond such period with respect to any specific claim for indemnification for which written notice was given to Purchasers during such period but shall expire on the expiration of the applicable statutes of limitations unless an action has been brought with respect thereto.
     9.4 Notice and Opportunity to Defend. If any party indemnified under this Agreement (an “Indemnified Party”) has notice of facts or circumstances that could reasonably result in a claim for indemnification under this Article 9, then such Indemnified Party shall promptly after receiving notice thereof give the party from which indemnification may be sought (the “Indemnifying Party”) prompt written notice of any such claim. No Indemnified Party shall be subject to any liability for a delay in the delivery of such notice to the extent such delay does not compromise or prejudice any right of the Indemnifying Party. Following receipt of such notice, the Indemnifying Party may undertake the defense of such claim if: (i) the Indemnifying Party gives written notice to such Indemnified Party that the Indemnifying Party intends to undertake such defense and that the Indemnifying Party will indemnify the Indemnified Parties against all Losses resulting from or relating to such claim pursuant to this Article 9; and (ii) the claimant making each claim does not seek an injunction or other equitable relief as a primary element of relief. If assumed by the Indemnifying Party, the defense of the claim will be conducted actively and diligently by legal counsel reasonably acceptable to the Indemnified Party or such Indemnified Party may re-undertake the defense thereof at the expense of the Indemnifying Party. If the Indemnifying Party assumes the defense of a claim, the Indemnified Parties may, by counsel of their choice, participate in such defense at their own expense. The Indemnified Parties shall furnish to the Indemnifying Party, in reasonable detail, such information as the Indemnified Parties may have with respect to such claim, including all records and similar materials that are reasonably required in the defense of such claim. If, within ten days after notice of any such claim, the Indemnifying Party has not notified the Indemnified Parties of its intention to defend the claim, then each Indemnified Party will (without further notice to the Indemnifying Party) have the right to undertake the defense of such claim and the Indemnifying Party shall nonetheless bear the costs and Losses of the Indemnified Party to the extent the Indemnifying Party is responsible for such costs and loses pursuant to the terms hereof. The Indemnifying Party may elect to participate in such proceedings, negotiations or defense at any time at its own expense. No Indemnified Party shall settle any such claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. No Indemnifying Party shall settle any claim it is defending under this Section 9.4 without the consent of the Indemnified Party, which consent will not be unreasonably withheld, unless the settlement provides for (i) no relief other than monetary damages against which the Indemnified Parties are fully indemnified, and (ii) an unconditional release of the Indemnified Parties.
     9.5 Indemnification Cap/Threshold.
     (a) To the extent permitted by Law, the parties agree that no Indemnifying Party shall be required to indemnify the Indemnified Party under Sections 9.1(a)(ii) or 9.3(a)(ii) unless and until the amount of the Losses for which a right of indemnification is provided under the relevant Section, when aggregated with all other Losses for which indemnification is sought by any and all Indemnified Parties against any and all Indemnifying Parties, exceeds One Hundred Fifty Thousand Dollars ($150,000.00) (the “Minimum Aggregate Liability Amount”), at which time rights to indemnification for Losses may be asserted for the full amount of any and all such Losses up to an amount totaling Seven Million Five Hundred Thousand Dollars ($7,500,000.00) (the “Maximum Aggregate Liability Amount”). The proportionate percentage of the Maximum Aggregate Liability Amount applicable to James T. Wilson, for purposes of this Section 9.5(a), shall be limited to a maximum of Two Million Three Hundred Thousand Dollars ($2,300,000);

provided, however that this limitation shall not apply to any breach of those representations and warranties contained in Sections 2.17, 2.18 and 2.20 of this Agreement.
(b) With respect to any claim for indemnification hereunder under Section 9.2, each Owner shall only be liable in amount equal to the multiple of (i) the total amount of the claim, and (ii) the percentage ownership interest in Parent by such Owner immediately prior to the Redemption. The aggregate amount for which any Owner shall be obligated to provide indemnification under Section 9.2 shall be the multiple of (i) the Purchase Price, and (ii) such Owners percentage ownership interest in Parent as of the Closing Date.
     9.6 Survival. The representations and warranties of the parties contained in the Acquisition Documents or in any document or instrument delivered in connection therewith shall survive the Closing, subject to the time limits on claims as provided in Sections 9.1(b), 9.2(b) and 9.3(b), and shall not be extinguished thereby notwithstanding any investigation or other examination by any party. None of the limitations contained in this Article 9 shall apply to fraud or intentional misrepresentation or an intentional breach on the part of a party to the Acquisition Documents.
     9.7 Losses Net of Insurance. The amount of any claim for which indemnification is provided under this Article 9 shall be net of any amounts actually recovered by the Indemnified Party under insurance policies with respect to such claim. If, following the receipt by any Indemnified Party of any indemnity payment hereunder, such Indemnified Party shall receive any insurance recovery or indemnity payment from a third party in respect of the same underlying claim, the Indemnified Party shall reimburse the Indemnifying Party hereunder to the extent of such insurance recovery or third-party indemnity payment.
     9.8 Escrow. In order to provide security for any indemnification claims arising under Section 9.1 and the advancement by Purchasers of the TPA Litigation Loan, Purchasers shall deposit in escrow with the escrow agent identified in the form of Indemnification Escrow Agreement attached hereto as Exhibit 6.9 (the “Indemnification Escrow Agreement”) Two Million One Hundred Thousand Dollars ($2,100,000.00) (the “Indemnification Escrow Amount”), which amount shall be held and disbursed in accordance with the terms of such Indemnification Escrow Agreement. In the event that Parent has reached a final resolution of the OIG’s Audit prior to Closing, the Indemnification Escrow Amount shall be reduced by Seven Hundred Fifty Thousand Dollars ($750,000.00). In addition, the Indemnification Escrow Amount shall be reduced by that amount paid to the Commonwealth of Kentucky and the Internal Revenue Service by Parent for any penalties and interest associated with those tax obligations satisfied at Closing pursuant to Section 1.3(e). Any and all payments required pursuant to Section 9.1 shall first be made from the Indemnification Escrow Amount in accordance with the terms of the Indemnification Escrow Agreement. The Indemnification Escrow Amount shall not be the sole or exclusive relief afforded under this Agreement to an Indemnified Party for monetary damages for those matters covered by Sections 9.1.
ARTICLE 10
CERTAIN DEFINITIONS
     (a) Except as otherwise provided herein, the capitalized terms set forth below have the following meanings:

          “Acquisition Documents” means this Agreement and the other documents and instruments to be delivered pursuant to this Agreement.
          “affiliate” means (i) a Person controlling, controlled by or under common control with, another Person, and (ii) any Person capable of being controlled by any combination of Sellers or the Owners, with “control” having the meaning provided by Rule 405 of the Securities Act of 1933, as amended, as in effect on the date of this Agreement.
          “Agreement” means this Asset Purchase Agreement, including the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference.
          “Code” means the Internal Revenue Code of 1986, as amended, and its successor and the rules and regulations promulgated thereunder.
          “Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means, with respect to any entity, any other entity, which, together with such entity, would be treated as a single employer (i) under Section 414(b) or (c) of the Code or (ii) for purposes of any benefit plan subject to Title IV of ERISA, under Section 414(b), (c), (m) or (o) of the Code.
          “Exhibits” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.
          “GAAP” means generally accepted accounting principles as employed in the United States of America, applied consistently with prior periods.
          “Hazardous Material(s)” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, asbestos-containing materials and any polychlorinated biphenyls.
          “Law” means any local, state, federal, or foreign code, law, ordinance, regulation, reporting, ruling or licensing requirement, rule, or statute applicable to a Person or its assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.
          “Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, known or unknown, liquidated or unliquidated, matured or unmatured, or otherwise.
          “Lien” means any conditional sale agreement, covenant, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, right of way, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any right, title or interest in or to any right, asset or property.
          “Person” means a natural person or any legal, commercial or governmental entity, including any Regulatory Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.
          “Regulatory Authority” means local, state, federal or foreign governmental body or agency, including without limitation any regulatory agency having jurisdiction over any of the Parties or the Acquisition.
          “Schedules” means the Schedules so marked, copies of which are attached to this Agreement. Such Schedules are incorporated by reference in this Agreement and made a part of this Agreement, and they may be referred to in this Agreement and any other related instrument or document without being attached to such related instrument or document. For purposes of this Agreement, items disclosed on each Schedule must specifically reference that Seller to which each disclosure relates.
          “Seller/Owner Representative” means James M. Frazer.
          “Tax” means any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business, unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, whether disputed or not, including any interest, penalties, and additions imposed thereon or with respect thereto, and including any Liability for Taxes of another Person pursuant to a contract, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous state, local or foreign law or otherwise.
          “Tax Return” means any return, report, filing, declaration or statement relating to Taxes that are required to be filed, recorded, or deposited with any Regulatory Authority, including any attachment thereto or amendment thereof.
     (b) Any singular term in this Agreement shall be deemed to include the plural and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”
ARTICLE 11
MISCELLANEOUS PROVISIONS
     11.1 Notices. (a) Any notice sent in accordance with the provisions of this Section 11.1 shall be deemed to have been received on the date which is: (i) the date of proper posting, if sent by certified U.S. mail or by Express U.S. mail or recognized overnight courier; or (ii) the date on which sent, if sent by facsimile transmission, with confirmation and with the original to be sent by certified U.S. mail or recognized overnight courier, addressed as follows:

If to a Seller or an Owner:	c/o Seller/Owner Representative
7 Stonehedge Drive
Monticello, KY 42633
Telecopy Number: (606) 340-9828
Attention: James M. Frazer

Copy to Counsel:	Law Offices of John G. Prather
P.O. Box 616
48 Public Square
Somerset, KY 42502
Telecopy Number: (606) 679-8204
Attention: John G. Prather, Jr.

If to Purchasers:	Lifeline Home Health Care of Bowling Green, LLC
Lifeline Home Health Care of Somerset, LLC
Lifeline Home Health Care of Russellville, LLC
Lifeline Home Health Care of Lexington, LLC
Lifeline Home Health Care of Hopkinsville, LLC
Lifeline Private Duty Services of Kentucky, LLC
c/o The LHC Group, Inc.
420 West Pinhook Road, Suite A
Lafayette, LA 70503
Telecopy Number: (337) 235-8037
Attention: President

Copy to Counsel:	Alston & Bird LLP
One Atlantic Center
1201 W. Peachtree Street
Atlanta, Georgia 30309
Telecopy Number: (404) 881-7777
Attention: Peter C. November, Esq.
     (b) Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 11.1.
     11.2 Expenses. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder. Each party represents and warrants to the other parties that neither it nor any of its employees, affiliates, agents or other representatives has incurred any Liability for brokerage or finders fees or agents commissions or any similar payment in connection with the Acquisition.
     11.3 Further Assurances. Each party covenants that at any time, and from time to time, after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

     11.4 Waiver; Remedies Cumulative. Any failure on the part of any party to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed only by an agreement in writing signed by the parties against whom enforcement of such waiver is sought. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative.
     11.5 Assignment. This Agreement shall not be assignable by any of the parties hereto without the written consent of all other parties, provided that a Purchaser hereto may assign its rights and obligations under this Agreement without the consent of the other parties to a direct or indirect subsidiary or affiliate of LHC or to any party that acquires (directly or indirectly) substantially all of the assets or stock of any Purchaser or any successor entity resulting from a merger or consolidation of or with such Purchaser. No such assignment shall relieve a Purchaser of its obligations hereunder.
     11.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and permitted assigns. This Agreement shall survive the Closing and not be merged therein.
     11.7 Headings. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.
     11.8 Entire Agreement. All Schedules and Exhibits attached to this Agreement are by reference made a part hereof. This Agreement and the Exhibits, Schedules, certificates and other documents delivered pursuant hereto or incorporated herein by reference, contain and constitute the entire agreement among the parties and supersede and cancel any prior agreements, representations, warranties, or communications, whether oral or written, among the parties relating to the transactions contemplated by this Agreement. Neither this Agreement nor any provision hereof may be changed, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, discharge or termination is sought.
     11.9 Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the Laws of the Commonwealth of Kentucky, without regard to any applicable conflicts of Laws. The provisions of this Agreement are severable and the invalidity of one or more of the provisions herein shall not have any effect upon the validity or enforceability of any other provision.
     11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     11.11 Appointment of the Seller/Owner Representative. Each Seller and Owner hereby appoints the Seller/Owner Representative as his, her or its true and lawful attorney-in-fact (i) to give and receive all notices and communications required or permitted under this Agreement and all service of process in any action, suit or proceeding under this Agreement or the Indemnification Escrow Agreement (and such service of process shall have the same effect as if served directly upon Sellers or the Owners), (ii) to agree to, negotiate, enter into settlements and compromises with respect to all matters relating to or arising under Article 9 and the other provisions of this Agreement, and the liability or asserted liability of such parties thereunder, including specifically, but without limitation, accepting and agreeing to the liability of Sellers or the Owners with respect to any indemnification claim made by any Purchaser, objecting to any such indemnification claim, disputing the liability of Sellers or the Owners, or the amount of such liability, with respect to any indemnification claim made by any Purchaser and prosecuting and resolving such dispute, accepting the defense, compromise and settlement of any third party claim on behalf of Sellers or the Owners or refusing to accept the same, settling and compromising the liability of Sellers and the Owners hereunder, and instituting and prosecuting such actions as the Seller/Owner Representative shall deem appropriate, and (iii) to agree to, negotiate and enter into amendments to this Agreement. The Seller/Owner Representative may take all actions necessary or appropriate in the judgment of the Seller/Owner Representative for the accomplishment of any of the foregoing, including retaining counsel, accountants, appraisers and other advisers, all for the account of Sellers or the Owners, Sellers and Owners agreeing to be fully bound by the acts, decisions and agreements of the Seller/Owner Representative taken and done pursuant to the authority herein granted. Notices and communications to or from the Seller/Owner Representative shall constitute notice to or from Sellers or the Owners. Purchasers shall be entitled to rely on the authority granted to Seller/Owner Representative pursuant to this Section 11.11 in any of their dealings with Seller/Owner Representative.
     11.12 Indemnification of Seller/Owner Representative. Sellers and the Owners hereby agree to indemnify and to save and hold harmless the Seller/Owner Representative from any liability loss, cost, damage or expense, including attorneys fees (reasonably incurred or suffered as a result of the performance of its duties under this Agreement) incurred by the Seller/Owner Representative based upon or arising out of any act, whether of omission or commission, of the Seller/Owner Representative pursuant to the authority herein granted, other than acts, whether of omission or commission, of the Seller/Owner Representative that constitute gross negligence or willful misconduct in the exercise by the Seller/Owner Representative of the authority herein granted.
     11.13 No Third Party Beneficiaries. Nothing stated or inferred in this Agreement, including, but not limited to, the existence of the ESOP Loan, shall serve in any way to create or infer any rights, benefits or interests in any party other than Sellers and the Owners, and all such third party rights, benefits or interests are hereby disclaimed.
[Signatures on following page]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as of the day and year first above written.

PURCHASERS:	LIFELINE HOME HEALTH CARE OF
BOWLING GREEN, LLC

	By:	LHC Group, Inc., Manager

	By:	/s/ Keith G. Myers

Keith G. Myers, President

LIFELINE HOME HEALTH CARE OF SOMERSET, LLC

	By:	LHC Group, Inc., Manager

	By:	/s/ Keith G. Myers

Keith G. Myers, President

LIFELINE HOME HEALTH CARE OF RUSSELLVILLE, LLC

	By:	LHC Group, Inc., Manager

	By:	/s/ Keith G. Myers

Keith G. Myers, President

LIFELINE HOME HEALTH CARE OF LEXINGTON, LLC

	By:	LHC Group, Inc., Manager

	By:	/s/ Keith G. Myers

Keith G. Myers, President

LIFELINE HOME HEALTH CARE OF HOPKINSVILLE, LLC

	By:	LHC Group, Inc., Manager

	By:	/s/ Keith G. Myers

Keith G. Myers, President

LIFELINE PRIVATE DUTY
SERVICES OF KENTUCKY, LLC

By:	LHC Group, Inc., Manager

By:	/s/ Keith G. Myers

Keith G. Myers, President

SELLERS:	THE LIFELINE HEALTH GROUP, INC.

	By:	/s/ James T. Wilson

James T. Wilson
Chairman and Chief Executive Officer

LIFELINE HEALTH CARE, INC.
d/b/a LIFELINE HOME HEALTH CARE

	By:	/s/ James T. Wilson

James T. Wilson
Chairman and Chief Executive Officer

LIFELINE HEALTH CARE OF
KENTUCKY, INC.

	By:	/s/ James T. Wilson

James T. Wilson
Chairman and Chief Executive Officer

LIFELINE HEALTH CARE OF
KENTUCKY #3, INC.

	By:	/s/ James T. Wilson

James T. Wilson
Chairman and Chief Executive Officer

LIFELINE HEALTH CARE OF
CENTRAL KENTUCKY, INC.

	By:	/s/ James T. Wilson

James T. Wilson
Chairman and Chief Executive Officer

LIFELINE HEALTH CARE OF
KENTUCKY #2, INC.

	By:	/s/ James T. Wilson

James T. Wilson
Chairman and Chief Executive Officer

LIFELINE PRIVATE DUTY
SERVICES, INC.

	By:	/s/ James T. Wilson

James T. Wilson
Chairman and Chief Executive Officer

OWNERS:
JAMES T. WILSON

	By:	/s/ James T. Wilson

JAMES M. FRAZER

	By:	/s/ James M. Frazer

STEWARD A. FRAMER

	By:	/s/ Steward A. Framer

SOLELY WITH RESPECT TO
SECTION 5.16 HEREOF

LIFELINE MANAGEMENT, INC.

	By:	/s/ James T. Wilson

James T. Wilson
Chairman and Chief Executive Officer

ASSET PURCHASE AGREEMENT
BY AND AMONG
LIFELINE HOME HEALTH CARE OF BOWLING GREEN, LLC
LIFELINE HOME HEALTH CARE OF SOMERSET, LLC
LIFELINE HOME HEALTH CARE OF RUSSELLVILLE, LLC
LIFELINE HOME HEALTH CARE OF LEXINGTON, LLC
LIFELINE HOME HEALTH CARE OF HOPKINSVILLE, LLC
LIFELINE PRIVATE DUTY SERVICES OF KENTUCKY, LLC
(COLLECTIVELY, “PURCHASERS”)
THE LIFELINE HEALTH GROUP, INC.,
LIFELINE HEALTH CARE, INC. d/b/a LIFELINE HOME HEALTH CARE,
LIFELINE HEALTH CARE OF KENTUCKY, INC.,
LIFELINE HEALTH CARE OF KENTUCKY #3, INC.,
LIFELINE HEALTH CARE OF CENTRAL KENTUCKY, INC.,
LIFELINE HEALTH CARE OF KENTUCKY #2, INC.
AND LIFELINE PRIVATE DUTY SERVICES, INC.
(COLLECTIVELY, “SELLERS”)
THE OWNERS OF SELLERS LISTED
ON THE SIGNATURE PAGE OF THIS AGREEMENT
AND, SOLELY WITH RESPECT TO SECTION 5.16 HEREOF,
LIFELINE MANAGEMENT, INC.
Dated as of June 19, 2006

SCHEDULES AND EXHIBITS

1.1(c)	Leases
1.1(d)	Contracts and Agreements
1.3	Prepaid Amounts
1.3(e)	Third Party Debt
1.4	Retained Assets
1.7(c)	Assumed Liabilities
2.1(a)	Foreign Jurisdiction Qualification; Location of Rights and Assets and Sellers’ Trade Names Over Last Five Years
2.1(b)	Capitalization
2.3	Sellers — Conflicting Agreements or Required Consents
2.5	Financial Statements
2.6	Changes
2.7	Liabilities
2.8	Litigation and Claims
2.10(a)	Personal Property
2.10(b)	Necessary Property Not Included in Rights and Assets
2.10(c)	Intangible Property Rights
2.10(d)	Investment Interests
2.10(e)	Leased Real Property
2.11	Contracts and Commitments
2.12(a)	Employees
2.12(b)	Labor Matters
2.12(c)	Employment Matters
2.13(a)	Benefit Programs
2.13(c)	Benefit Matters
2.14(a)	Certificates of Insurance
2.14(b)	Insurance Claims
2.15	Environmental Matters
2.16	Taxes
2.17(a)	Licenses, Permits, Authorizations, Provider Agreements and Regulatory Deficiencies
2.17(b)	Regulatory Consents, Approvals or Notices
2.17(c)	Regulatory Appeals, Adjustments, Challenges, Audits
2.18	Inspections and Investigations
2.19	Certain Relationships
3.3	Purchasers — Conflicting Agreements or Required Consents
4.1	Ownership of Parent
4.4	Owners — Conflicting Agreements or Required Consents
4.6	Owners’ Real Property
6.7	Material Terms of the Lease Agreements
6.9	Form of Indemnification Escrow Agreement